HECO Exhibit 13.2

Contents

Forward-Looking Statements	2
Background of the Company	3
Company Profile	3
Selected Financial Data	4
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Quantitative and Qualitative Disclosures about Market Risk	22
Independent Auditors’ Report	23
Consolidated Financial Statements:
Consolidated Statements of Income	24
Consolidated Statements of Retained Earnings	24
Consolidated Balance Sheets	25
Consolidated Statements of Capitalization	26
Consolidated Statements of Cash Flows	28
Notes to Consolidated Financial Statements	29
Consolidated Operating Statistics	58
Directors and Executive Officers	59
Other Stockholder Information	60

Forward-Looking Statements

This report and other presentations made by Hawaiian Electric Company, Inc. (HECO) and its subsidiaries (collectively, the Company) contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about the Company, the performance of the industry in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Risks, uncertainties and other important factors that could cause actual results to differ materially from those in forward-looking statements and from historical results include, but are not limited to, the following:

•	the effects of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii and continental U.S. housing markets;

•	the effects of weather and natural disasters;

•	the effects of terrorist acts, the war on terrorism, potential war with Iraq, potential conflict or crisis with North Korea and other global developments;

•	the timing and extent of changes in interest rates;

•	the risks inherent in changes in the value of pension and other retirement plan assets;

•	changes in assumptions used to calculate retirement benefits costs and changes in funding requirements;

•	product demand and market acceptance risks;

•	increasing competition in the electric utility industry;

•	capacity and supply constraints or difficulties;

•	fuel oil price changes, performance by suppliers of their fuel oil delivery obligations and the continued availability to the Company of their energy cost adjustment clauses;

•	the ability of independent power producers to deliver the firm capacity anticipated in their power purchase agreements;

•	the ability of the Company to negotiate favorable collective bargaining agreements;

•	new technological developments that could affect the operations and prospects of the Company or its competitors;

•	federal and state governmental and regulatory actions, including changes in laws, rules and regulations applicable to the Company; decisions by the Hawaii Public Utilities Commission (PUC) in rate cases and other proceedings and by other agencies and courts on land use, environmental and other permitting issues; required corrective actions (such as with respect to environmental conditions, capital adequacy and business practices); and changes in taxation;

•	the risks associated with the geographic concentration of the Company businesses;

•	the effects of changes in accounting principles applicable to the Company;

•	the effects of changes by securities rating agencies in the ratings of the securities of the Company;

•	the results of financing efforts;

•	the ultimate outcome of tax positions taken;

•	the risks of suffering losses that are uninsured; and

•	other risks or uncertainties described elsewhere in this report and in other periodic reports previously and subsequently filed by the Company with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.

Selected Financial Data

Hawaiian Electric Company, Inc. and Subsidiaries

	Years ended December 31
	2002	2001	2000	1999	1998
	(in thousands)
Income statement data
Operating revenues	$1,252,929	$1,284,312	$1,270,635	$1,050,323	$1,008,899
Operating expenses	1,117,772	1,148,980	1,137,474	927,482	892,747

Operating income	135,157	135,332	133,161	122,841	116,152
Other income	7,095	7,436	9,935	8,054	16,832

Income before interest and other charges	142,252	142,768	143,096	130,895	132,984
Interest and other charges	50,967	53,388	54,730	54,495	48,754

Income before preferred stock dividends of HECO	91,285	89,380	88,366	76,400	84,230
Preferred stock dividends of HECO	1,080	1,080	1,080	1,178	3,454

Net income for common stock	$90,205	$88,300	$87,286	$75,222	$80,776

	At December 31
	2002	2001	2000	1999	1998
	(dollars in thousands)
Balance sheet data
Utility plant	$3,381,316	$3,270,855	$3,162,779	$3,034,517	$2,925,344
Accumulated depreciation	(1,367,954)	(1,266,332)	(1,170,184)	(1,076,373)	(982,172)

Net utility plant	$2,013,362	$2,004,523	$1,992,595	$1,958,144	$1,943,172

Total assets	$2,436,386	$2,389,738	$2,392,858	$2,302,809	$2,311,253

Capitalization:[1]
Short-term borrowings from non-affiliates and affiliate	$5,600	$48,297	$113,162	$107,013	$139,413
Long-term debt	705,270	685,269	667,731	646,029	621,998
Preferred stock subject to mandatory redemption	—	—	—	—	33,080
Preferred stock not subject to mandatory redemption	34,293	34,293	34,293	34,293	48,293
HECO-obligated preferred securities of subsidiary trusts	100,000	100,000	100,000	100,000	100,000
Common stock equity	923,256	877,154	825,012	806,103	786,567

Total capitalization	$1,768,419	$1,745,013	$1,740,198	$1,693,438	$1,729,351

Capital structure ratios (%)[1]
Debt	40.2	42.0	44.9	44.5	44.0
Preferred stock	1.9	2.0	2.0	2.0	4.7
HECO-obligated preferred securities of subsidiary trusts	5.7	5.7	5.7	5.9	5.8
Common stock equity	52.2	50.3	47.4	47.6	45.5

1 Includes amounts due within one year, short-term borrowings from nonaffiliates and affiliate, and sinking fund and optional redemption payments.

HEI owns all of HECO’s common stock. Therefore, per share data is not meaningful.

See Note 11, “Commitments and Contingencies,” in the “Notes to Consolidated Financial Statements” for a discussion of certain contingencies that could adversely affect the Company’s future results of operations and financial condition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

Strategy

The Company’s strategy is to achieve satisfactory returns by containing costs and ensuring customer satisfaction through reliable service and close customer relationships. The success of the Company’s strategy will be heavily influenced by Hawaii’s general economic conditions and tourism. With large power users in the Company’s service territories, such as the U.S. military, hotels and state and local government, management believes that maintaining customer satisfaction is a critical component in achieving kilowatthour (KWH) sales and revenue growth in Hawaii over time. The Company has established programs that offer these customers specialized services and energy efficiency audits to help them save on energy costs. Reliability projects remain a priority for the Company. For example, on Oahu, planning has begun for an overhaul and interface of key operating systems, including a new system operations center (subject to approval by the Public Utilities Commission) integrated with new customer information and outage management systems to ensure the most efficient deployment of generators and earlier and faster responses to outages. The Company’s long-term plan to meet Hawaii’s future energy needs also includes its support of energy conservation and efficiency through demand-side management programs and initiatives to pursue a range of energy choices, including renewable energy and new power supply technologies such as distributed generation.

The Company from time to time considers various strategies designed to enhance its competitive position and to maximize shareholder value. These strategies may include the formation of new subsidiaries or the acquisition or disposition of businesses. The Company may from time to time be engaged in preliminary discussions, either internally or with third parties, regarding potential transactions. Management cannot predict whether any of these strategies or transactions will be carried out or, if so, whether they will be successfully implemented.

Results of operations

Net income for common stock for 2002 was $90.2 million compared to $88.3 million for 2001 and $87.3 million for 2000. The 2002 net income represents a 10.0% return on the average amount of common stock equity invested in the Company, compared to returns of 10.4% in 2001 and 10.7% in 2000. Net income for 2002 increased 2.2% from 2001 as KWH sales increased 1.9% and interest expense decreased 6%. Net income for 2001 increased 1.2% from 2000 due primarily to a 1.1% increase in KWH sales and a HELCO rate increase.

Economic conditions

Because it provides local electric utility services, the Company’s operating results are significantly influenced by the strength of Hawaii’s economy, which in turn is influenced by economic conditions in the mainland U.S. (particularly California) and Asia (particularly Japan) as a result of the impact of those conditions on tourism.

Hawaii’s economy continues to recover from the downturn immediately following the September 11, 2001 terrorist attacks and the weak economic performances in the U.S. mainland and Japan. Hawaii’s real gross state product grew by an estimated 2.1% in 2002, largely driven by a moderate recovery in tourism and continued strength in the local construction and real estate industries. Despite the lagging international market, total visitor arrivals grew 0.9% in 2002 due to strong recovery in the domestic market. Domestic visitor days grew 5% to a record high in 2002 and hotel occupancy increased 1.1% in 2002 over 2001.

The construction and real estate industries, stimulated by low interest rates, also grew in 2002 over strong results in 2001. Construction spending increased by 13.4% for the first 10 months of 2002 and the number of construction jobs increased 3.6% in 2002 over 2001. Private building permits, an indicator of future construction activity, increased by 11.7% in 2002 over 2001. Residential real estate sales also improved in 2002, with Oahu home sales up 14.7% and the median Oahu home resale price up 11.7% over 2001.

Hawaii’s economy is expected to continue to have moderate growth in 2003, barring a war with Iraq, a conflict or crisis with North Korea or other global developments that would heighten international security concerns or derail the modest economic recovery currently underway in the U.S. mainland and Japan. Under this scenario of recovery in tourism and continued strength in the construction and real estate industries, the State of Hawaii Department of Business, Economic Development and Tourism (DBEDT) expects real growth of 2.1% again in 2003. Economic growth is also signaled by the Hawaii index of leading economic indicators (maintained by DBEDT), which has risen nine straight months through October 2002 and indicates improving economic conditions over the next five to ten months. A potential war with Iraq, increasing tensions with North Korea and the threat of major new terroristic events in the U.S. are key uncertainties and risks to Hawaii’s economic growth. Should such global events occur, people may be reluctant to travel and Hawaii’s visitor industry would suffer. Any military troop deployments out of Hawaii will also have a negative economic impact.

Sales

Consolidated sales of electricity were 9,544 million KWHs for 2002, 9,370 million KWHs for 2001, and 9,272 million KWHs for 2000. Despite slightly cooler temperatures, which typically result in lower residential and commercial air conditioning usage, KWH sales increased by 1.9% in 2002 partly due to an increase in the number of residential customers, higher customer KWH usage primarily by residential customers, and a recovery in the local economy following the events of the September 11, 2001 terrorist attacks. KWH sales for the fourth quarter of 2002 increased by 2.9% over the fourth quarter of 2001.

The 1.1% increase in KWH sales in 2001 was primarily due to warmer temperatures, which typically result in higher residential and commercial air conditioning usage, and an increase in the number of customers. Through August 2001, KWH sales were up 1.6%. However, declining tourism and the weakened economy after the September 11, 2001 terrorist attacks caused a 0.4% decrease in KWH sales in the fourth quarter 2001 compared to the fourth quarter 2000.

Operating revenues

The rate schedules of the Company include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power costs, and the relative amounts of company-generated power and purchased power.

Operating revenues were $1,252.9 million in 2002, compared to $1,284.3 million in 2001 and $1,270.6 million in 2000. The 2002 decrease in operating revenues of $31.4 million, or 2.4%, was due to lower energy prices which were passed on to customers ($59.6 million), partially offset by a 1.9% increase in KWH sales ($24.8 million). The 2001 increase in operating revenues of $13.7 million, or 1.1% over 2000, was due to a 1.1% increase in KWH sales ($12.2 million) and a HELCO rate increase ($6.0 million), partially offset by lower energy prices which were passed through to customers ($8.7 million).

Operating expenses

Total operating expenses were $1,117.8 million in 2002 compared to $1,149.0 million in 2001 and $1,137.5 million in 2000. The decrease in 2002 was due to decreased expenses for fuel oil, purchase power and taxes other than income taxes, partially offset by higher other operation, maintenance, and depreciation expenses. The increase in 2001 was due to increases in expenses for purchased power, other operation, depreciation and taxes other than income taxes, partly offset by a decrease in fuel oil and maintenance expenses.

Fuel oil expense was $310.6 million in 2002 compared to $346.7 million in 2001 and $362.9 million in 2000. The 10.4% decrease in 2002 was due primarily to lower fuel oil prices, partly offset by more KWHs generated. The 4.5 % decrease in 2001 was due primarily to lower KWHs generated. In 2002, the Company paid an average of $29.10 per barrel for fuel oil, compared to $33.49 in 2001 and $33.44 in 2000.

Purchased power expense was $326.5 million in 2002 compared to $337.8 million in 2001 and $311.2 million in 2000. The decrease in purchased power expense in 2002 was due to lower fuel prices, lower purchased capacity payments to an independent power producer (IPP) who was able to produce only an average of about 5.6 megawatts (MW) of firm capacity since April 2002, compared to the 30 MW the IPP contracted to provide to HELCO, and lower KWHs purchased. The increase in purchased power expense in 2001 was due to higher purchased capacity payments resulting from increased capacity (including a new IPP, Hamakua Partners, in August 2000), higher availability and more KWHs purchased, partially offset by lower energy prices. Purchased

KWHs provided approximately 38.0% of the total energy net generated and purchased in 2002 compared to 39.0% in 2001 and 36.4% in 2000.

Other operation expenses totaled $131.9 million in 2002, compared to $125.6 million in 2001 and $123.8 million in 2000. The increase in other operation expenses in 2002 was primarily due to higher employee benefits expense, including $7 million lower retirement benefits income, net of amounts capitalized, primarily due to a 25 basis points lower discount rate and the decline in the market performance of plan assets—i.e., $10 million retirement benefits income in 2002 compared to $17 million in 2001. The increase in other operation expenses in 2001 was primarily due to higher injuries and damages expense, partially offset by lower production operation expenses. HEI charges for general management, administrative and support services totaled $2.2 million in 2002, $2.0 million in 2001 and $1.8 million in 2000.

Maintenance expenses in 2002 of $66.5 million increased by $4.7 million from 2001 due primarily to a larger scope and timing of generating unit overhauls, higher production corrective maintenance and higher transmission and distribution maintenance work. Maintenance expenses in 2001 of $61.8 million decreased by $4.3 million from 2000 due primarily to lower production maintenance expenses largely due to less station maintenance expenses, and less transmission and distribution maintenance work.

Depreciation expense was up 4.7% in 2002 to $105.4 million and up 2.2% in 2001 to $100.7 million. In both years, the increases reflect depreciation on additions to plant in service in the previous year. Major additions to plant in service included HECO’s Archer-Kewalo 138 kilovolt (KV) Line #2, Kewalo-Kamoku 138 KV line and Waiau Water Treatment System in 2001 and HECO’s Archer-Kewalo 138 KV Line #1 and MECO’s 20MW combustion turbine Maalaea Unit 19 in 2000.

Taxes, other than income taxes, decreased by 0.6% in 2002 to $120.1 million and increased by 0.9% in 2001 to $120.9 million. These taxes consist primarily of taxes based on revenues, and the increases in these taxes reflect the corresponding increases in each year’s operating revenues. In 2002, the lower taxes, other than income taxes, resulting from a decrease in operating revenues, were partially offset by a $2 million non-recurring PUC fee adjustment.

Operating income

Operating income for 2002 decreased 0.1% compared to 2001 due to higher other operation, maintenance and depreciation expenses, partially offset by higher KWH sales and lower fuel oil and purchased power expenses. Operating income for 2001 increased 1.6% compared to 2000 due to higher KWH sales and lower maintenance expenses, partially offset by higher other operation and depreciation expenses.

Other income

Other income for 2002 totaled $7.1 million, compared to $7.4 million for 2001 and $9.9 million for 2000. The decreases in 2002 and 2001 were due largely to lower Allowance for Equity Funds Used During Construction (AFUDC-Equity) due to the lower base on which AFUDC-Equity was calculated.

Interest and other charges

Interest and other charges for 2002 totaled $51.0 million, compared to $53.4 million for 2001 and $54.7 million for 2000. Interest and other charges included $7.7 million of preferred securities distributions by HECO’s trust subsidiaries each year in 2002, 2001 and 2000. See Note 3 in the “Notes to Consolidated Financial Statements” for a discussion of the preferred securities issued by the trust subsidiaries.

Interest on long-term debt for 2002 of $40.7 million, compared to $40.3 million for 2001 and $40.1 million for 2000 reflect interest on drawdowns of tax-exempt Special Purpose Revenue Bonds (SPRB) during the year and the full year’s interest on the prior year’s drawdowns of SPRB proceeds, partially offset by lower bond interest rates. In January 2002, HELCO’s $2 million of 7 7/8% Series J First Mortgage Bonds (FMB) and $3 million of 7 3/4% Series K FMB were redeemed. In November 2000, $21 million of 7.6% Series 1990B SPRB and $45 million of 7 3/8% Series 1990C SPRB were refinanced using proceeds from the 5.7% Series 2000 SPRB.

Other interest charges were $1.5 million for 2002, compared to $4.7 million for 2001 and $7.0 million for 2000. The decreases in 2002 and 2001 were primarily due to lower short-term borrowings and lower short-term interest rates.

Recent rate requests

HECO, HELCO and MECO initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs (e.g. the cost of purchased power) and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of February 12, 2003, the return on average common equity (ROACE) found by the PUC to be reasonable in the most recent final rate decision for each utility was 11.40% for HECO (decision and order (D&O) issued on December 11, 1995, based on a 1995 test year), 11.50% for HELCO (D&O issued on February 8, 2001, based on a 2000 test year) and 10.94% for MECO (amended D&O issued on April 6, 1999, based on a 1999 test year). For 2002, the actual simple average ROACEs (calculated under the rate-making method and reported to the PUC) for HECO, HELCO and MECO were 11.33%, 7.52% and 10.30%, respectively.

Hawaiian Electric Company, Inc. HECO has not initiated a rate case for several years, but in 2001 it committed to initiate a rate case within three years, using a 2003 or 2004 test year, as part of the agreement described below under “Other regulatory matters, Demand-side management programs—agreements with the Consumer Advocate.” In October 2002, HECO filed an application with the PUC for approval to change its depreciation rates and to change to vintage amortization accounting for selected plant accounts, which changes would have amounted to an estimated $4.2 million, or 6.3%, increase in depreciation expense based on a study of depreciation expense for 2000. In its application, HECO requested that the effective date of the proposed changes coincide with the effective date of the rates established in HECO’s next rate case proceeding so that HECO’s financial results would not be negatively impacted by the depreciation rates and method ultimately approved by the PUC.

Hawaii Electric Light Company, Inc. In early 2001, HELCO received a final D&O from the PUC authorizing an $8.4 million, or 4.9% increase in annual revenues, effective February 15, 2001 and based on an 11.50% ROACE. The D&O included in rate base $7.6 million for pre-air permit facilities needed for the delayed Keahole power plant expansion project that the PUC had also found to be used or useful to support the existing generating units at Keahole. The timing of a future HELCO rate increase request to recover costs relating to the delayed Keahole power plant expansion project, i.e., adding two combustion turbines (CT-4 and CT-5) at Keahole, including the remaining cost of pre-air permit facilities, will depend on future circumstances. See “Certain factors that may affect future results and financial condition–Other regulatory and permitting contingencies” and “HELCO power situation” in Note 11 of the “Notes to Consolidated Financial Statements.”

On June 1, 2001, the PUC issued an order approving a new standby service rate schedule rider for HELCO. The standby service rider issue had been bifurcated from the rest of the rate case. The rider provides the rates, terms and conditions for obtaining backup and supplemental electric power from the utility when a customer obtains all or part of its electric power from sources other than HELCO.

Other regulatory matters

Demand-side management programs—lost margins and shareholder incentives. HECO, HELCO and MECO’s energy efficiency demand-side management (DSM) programs, currently approved by the PUC, provide for the recovery of lost margins and the earning of shareholder incentives.

Lost margins are accrued and collected prospectively based on the programs’ forecasted levels of participation, and are subject to two adjustments based on (1) the actual level of participation and (2) the results of impact evaluation reports. The difference between the adjusted lost margins and the previously collected lost margins are subject to refund or recovery, with any over or under collection accruing interest at HECO, HELCO, or MECO’s authorized rate of return on rate base. HECO, HELCO and MECO plan to file the impact evaluation report for the 2000-2002 period with the PUC in the fourth quarter of 2004 and adjust the lost margin recovery as required. Past adjustments required for lost margins have not had a material effect on HECO, HELCO or MECO’s financial statements.

Shareholder incentives are accrued currently and collected retrospectively based on the programs’ actual levels of participation for the prior year. Beginning in 2001, shareholder incentives collected are subject to retroactive adjustment based on the results of impact evaluation reports, similar to the adjustment process for lost margins.

Demand-side management programs—agreements with the Consumer Advocate. In October 2001, HECO and the Consumer Advocate finalized agreements, subject to PUC approval, under which HECO’s three commercial and industrial DSM programs and two residential DSM programs would be continued until HECO’s next rate case, which, under the agreements, HECO committed to file using a 2003 or 2004 test year and following the PUC’s rules for determining the test year. The agreements for the temporary continuation of HECO’s existing DSM programs were in lieu of HECO continuing to seek approval of new 5-year DSM programs. Any DSM programs to be in place after HECO’s next rate case will be determined as part of the case. Under the agreements, HECO will cap the recovery of lost margins and shareholder incentives if such recovery would cause HECO to exceed its current authorized return on rate base. HECO also agreed it will not pursue the continuation of lost margins recovery and shareholder incentives through a surcharge mechanism in future rate cases. Consistent with the HECO agreements, in October 2001, HELCO and MECO reached agreements with the Consumer Advocate and filed requests to continue their four existing DSM programs. In November 2001, the PUC issued orders (one of which was later amended) that, subject to certain reporting requirements and other conditions, approved (1) the agreements regarding the temporary continuation of HECO’s five existing DSM programs until HECO’s next rate case and (2) the agreements regarding the temporary continuation of HELCO’s and MECO’s DSM programs until one year after the PUC makes a revenue requirements determination in HECO’s next rate case. Under the orders, however, HELCO and MECO are allowed to recover only lost margins and shareholder incentives accrued through the date that interim rates are established in HECO’s next rate case, but may request to extend the time of such accrual and recovery for up to one additional year. In 2002, MECO’s revenues from shareholder incentives were $0.7 million lower than the amount that would have been recorded if MECO had not agreed to cap such incentives when its authorized return on rate base was exceeded. Also in 2002, HELCO slightly exceeded its authorized return on rate base. If an adjustment is required due to the higher rate of return, HELCO may need to reduce its recorded shareholder incentives by approximately $30,000. In 2002, HECO did not exceed its authorized return on rate base.

Collective bargaining agreements

In August 2000, HECO, HELCO and MECO employees represented by the International Brotherhood of Electrical Workers, AFL-CIO, Local 1260, ratified collective bargaining agreements covering approximately 62% of the employees of HECO, HELCO and MECO. The collective bargaining agreements (including benefit agreements) cover a three-year period from November 1, 2000 through October 31, 2003 and expire at midnight on October 31, 2003. The main provisions of the agreements include noncompounded wage increases of 2.25% effective November 1, 2000, 2.5% effective November 1, 2001 and 2.5% effective November 1, 2002. The agreements also included increased employee contributions to medical premiums. The Company expects to begin negotiations for new collective bargaining agreements in the third quarter of 2003.

Legislation

Congress and the Hawaii legislature periodically consider legislation that could have positive or negative effects on the utilities and their customers. The 2003 Hawaii legislature is considering measures that would undertake a comprehensive audit of Hawaii’s electric utility regulatory policies, energy policies and support for reducing Hawaii’s dependence on imported petroleum for electrical generation. The legislature is also considering a measure to remove the cap for net energy metering. Management cannot predict whether these proposals will be enacted into law.

In its 2001 session, the Hawaii legislature passed a law establishing “renewable portfolio standard” goals for electric utilities of 7% by December 31, 2003, 8% by December 31, 2005 and 9% by December 31, 2010. HECO, HELCO and MECO are permitted to aggregate their renewable portfolios in order to achieve these goals. Any electric utility whose percentage of sales of electricity represented by renewable energy does not meet these goals will have to report to the PUC and provide an explanation for not meeting the renewables portfolio standard. The PUC could then grant a waiver from the standard or an extension for meeting the standard. The PUC may also provide incentives to encourage electric utilities to exceed the standards or meet the standards earlier, or both, but as yet no such incentives have been proposed. The law also requires that electric utilities offer net energy metering to solar, wind turbine, biomass or hydroelectric generating systems (or hybrid systems) with a capacity up to 10 kilowatts (i.e., a customer-generator may be a net user or supplier of energy and will make payments to or receive credits from the electric utility accordingly).

HECO and its subsidiaries currently support renewable sources in various ways, including their solar water heating and heat pump programs and their purchased power contracts with nonutility generators using renewable sources (e.g., refuse-fired, geothermal, hydroelectric and wind turbine generating systems). HECO and its subsidiaries continue to initiate and support many renewable energy research and development projects to help develop these technologies (e.g., photovoltaic projects). They are also conducting integrated resource planning to evaluate the use of more renewables and, in December 2002, HECO formed a subsidiary, Renewable Hawaii, Inc., to invest in renewable energy projects. About 6.8% of electricity sales for 2002 were from renewable resources (as defined under the renewable portfolio standard law). Despite its efforts, HECO and its subsidiaries believe it may be difficult to increase this percentage to the percentages targeted in the 2001 Hawaii legislation, particularly if sales of electricity increase in future years as projected. Thus, at this time, management cannot predict the impact of this law or of other proposed congressional and Hawaii legislation on the utilities or their customers.

Effects of inflation

U.S. inflation, as measured by the U.S. Consumer Price Index, averaged an estimated 1.6% in 2002, 2.8% in 2001 and 3.4% in 2000. Hawaii inflation, as measured by the Honolulu Consumer Price Index, averaged an estimated 1.2% in 2002, 1.2% in 2001 and 1.7% in 2000. Although the rate of inflation over the past several years has been relatively low, inflation continues to have an impact on the Company’s operations.

Inflation increases operating costs and the replacement cost of assets. With significant physical assets, HECO and its subsidiaries replace assets at much higher costs and must request and obtain rate increases to maintain adequate earnings. In the past, the PUC has generally approved rate increases to cover the effects of inflation. The PUC granted rate increases in 2001 and 2000 for HELCO, and in 1999 for MECO, in part to cover increases in construction costs and operating expenses due to inflation.

Recent accounting pronouncements

See “Recent accounting pronouncements” in Note 1 of the “Notes to Consolidated Financial Statements.”

Liquidity and capital resources

The Company believes that its ability to generate cash, both internally from operations and externally from issuances of equity and debt securities, commercial paper and bank borrowings, is adequate to maintain sufficient liquidity to fund its construction programs and to cover debt and other cash requirements in the foreseeable future.

The Company’s total assets were $2.4 billion at December 31, 2002 and 2001.

The consolidated capital structure of the Company was as follows:

	December 31
	2002		2001
	(in millions)
Short-term borrowings from affiliate	$6	—%	$49	3%
Long-term debt including amounts due within one year	705	40	685	39
HECO-obligated preferred securities of trust subsidiaries	100	6	100	6
Preferred stock	34	2	34	2
Common stock equity	923	52	877	50

	$1,768	100%	$1,745	100%

As of February 12, 2003, the Standard & Poor’s (S&P) and Moody’s Investors Service’s (Moody’s) ratings of HECO securities were as follows:

	S&P	Moody’s
Commercial paper	A-2	P-2
Revenue bonds (insured)	AAA	Aaa
Revenue bonds (noninsured)	BBB+	Baa1
HECO-obligated preferred securities of trust subsidiaries	BBB-	Baa2
Cumulative preferred stock (selected series)	NR	Baa3

NR    Not rated.

The above ratings are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.

In May 2002, S&P revised its credit outlook on HEI and HECO securities to stable from negative, citing “recovery in Hawaii’s economy, moderate construction spending, aggressive cost containment, limited competitive pressures, steady banking operations, and expectations for continued financial improvement.” In June 2001, Moody’s had revised its credit outlook on HEI and HECO securities to stable from negative, citing “significant improvements in the Hawaiian economy, the resulting strong financial performance of the company’s main operating subsidiaries, and a reduced emphasis on overseas investments.” In May 2002, S&P affirmed all of HECO’s ratings.

The rating agencies use a combination of qualitative measures (i.e., assessment of business risk that incorporates an analysis of the qualitative factors of management, competitive positioning, operations, markets and regulation) as well as quantitative measures (e.g., cash flow, debt, interest coverage and liquidity ratios) in determining the ratings of the Company’s securities.

From time to time, HECO utilizes short-term debt, principally commercial paper, to support normal operations and for other temporary requirements. HECO also borrows short-term from HEI from time to time. HECO had average outstanding balances of commercial paper for 2002 of $9.6 million. HECO had no commercial paper outstanding at December 31, 2002. Management believes that, if HECO’s commercial paper ratings were to be downgraded, HECO might not be able to sell commercial paper under current market conditions.

At December 31, 2002, HECO maintained bank lines of credit totaling $100 million (all maturing in 2003). On January 1, 2003, HECO reduced its total lines of credit to $90 million. These lines of credit are principally maintained by HECO to support the issuance of commercial paper and may be drawn for general corporate purposes. Accordingly, the lines of credit are available for short-term liquidity in the event a rating agency downgrade was to reduce or eliminate access to the commercial paper markets. None of HECO’s line of credit agreements contain “material adverse change” clauses that would affect access to the lines of credit in the event of a ratings downgrade or other material adverse events. At December 31, 2002, the lines were unused. To the extent deemed necessary, HECO anticipates arranging similar lines of credit as existing lines of credit mature. See S&P and Moody’s ratings above and Note 5 in the “Notes to Consolidated Financial Statements.”

Capital expenditures requiring the use of cash, as shown on the “Consolidated Statements of Cash Flows,” totaled approximately $114.6 million in 2002, of which $71.3 million was attributable to HECO, $27.6 million to HELCO and $15.7 million to MECO. Approximately 64% of the total 2002 capital expenditures were for transmission and distribution projects and approximately 36% was for generation and general plant projects. Cash contributions in aid of construction received in 2002 totaled $11.0 million.

In 2002, the Company’s investing activities used $103.5 million in cash, primarily for capital expenditures. Financing activities used net cash of $68.2 million, including $52.9 million for the payment of common and preferred stock dividends and trust preferred securities distributions, $42.7 million for the net repayment of short-term borrowings, partly offset by a $30.3 million net increase in long-term debt. Operating activities provided cash of $171.6 million.

In September 2002, the Department of Budget and Finance of the State of Hawaii issued, at a small discount, Series 2002A Special Purpose Revenue Bonds in the principal amount of $40 million with a maturity of 30 years and a fixed coupon rate of 5.10% (yield of 5.15%), and loaned the proceeds from the sale to HECO. Payments on the revenue bonds are insured by a financial guaranty policy issued by Ambac Assurance Corporation.

As of December 31, 2002, $16.1 million of proceeds from the Series 2002A sale by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO remain undrawn. Also as of December 31, 2002, an additional $25 million of special purpose revenue bonds were authorized by the Hawaii Legislature for issuance by the Department of Budget and Finance of the State of Hawaii for the benefit of HELCO prior to the end of 2003.

As further explained in Note 10 in the “Notes to Consolidated Financial Statements,” the Company participates in pension and other postretirement benefit plans. Funding for the pension plans is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Company is not required to make any contributions to the pension plans to meet minimum funding requirements pursuant to ERISA for 2003, but the HEI Pension Investment Committee (PIC) may choose to make contributions to the pension plans in 2003. The Company’s policy is to comply with directives from the PUC to fund the costs of the postretirement benefit plan. These costs are ultimately collected in rates billed to customers. The HEI PIC reserves the right to change, modify or terminate the pension plans and the Company reserves the right to change, modify or terminate its postretirement benefit plan. From time to time in the past, benefits have changed. Due to the sharp declines in U.S. equity markets beginning in 2000, the value of a significant portion of the assets held in the plans’ trusts to satisfy the obligations of the pension and other postretirement plans has decreased significantly. As a result, additional contributions may be required in the future to meet the minimum funding requirements of ERISA or to pay benefits to plan participants. The Company believes it will have adequate access to capital resources to support any necessary funding requirements.

The Company’s consolidated financing requirements for 2003 through 2007, including net capital expenditures and long-term debt repayments, are estimated to total $0.7 billion. Consolidated internal sources (primarily consolidated cash flows from operations comprised mainly of net income, adjusted for noncash income and expense items such as depreciation, amortization and deferred taxes, and changes in working capital), after the payment of common stock and preferred stock dividends, are expected to provide cash in excess of the consolidated financing requirements and may be used to reduce the level of borrowings. HECO does not anticipate the need to issue common equity over the five-year period 2003 through 2007. Debt and/or equity financing may be required, however, to fund unanticipated expenditures not included in the 2003 through 2007 forecast, such as increases in the costs of or an acceleration of the construction of capital projects, unbudgeted acquisitions or investments in new businesses and significant increases in retirement benefit funding requirements that might be required if there were significant declines in the market value of pension plan assets or changes in actuarial assumptions. The PUC must approve issuances, if any, of equity and long-term debt securities by HECO, HELCO and MECO.

Capital expenditures include the costs of projects that are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures for the five-year period 2003 through 2007 are currently estimated to total $0.7 billion. Approximately 53% of forecast gross capital expenditures, which includes AFUDC and capital expenditures funded by third-party contributions in aid of construction, is for transmission and distribution projects, with the remaining 47% primarily for generation projects.

For 2003, net capital expenditures are estimated to be $158 million. Gross capital expenditures are estimated to be $183 million, including approximately $103 million for transmission and distribution projects, approximately $58 million for generation projects and approximately $22 million for general plant and other projects. Drawdowns of the remaining $16.1 million of proceeds from the Series 2002A sale of tax-exempt special purpose revenue bonds and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures in 2003.

Management periodically reviews capital expenditure estimates and the timing of construction projects. These estimates may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power and changes in expectations concerning the construction and ownership of future generating units, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, the impacts of DSM programs, the effects of opposition to proposed construction projects and requirements of environmental and other regulatory and permitting authorities.

See Note 11 in the “Notes to Consolidated Financial Statements” for a discussion of fuel and power purchase commitments.

Selected contractual obligations

The following tables present aggregated information about certain contractual obligations and commercial commitments:

December 31, 2002	Payment due by period

	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
	(in millions)
Contractual obligations
Long-term debt	$—	$—	$—	$726	$726
HECO-obligated preferred securities of trust subsidiaries	—	—	—	100	100
Operating leases	2	3	1	2	8
Fuel oil purchase obligations (estimate based on January 1, 2003 fuel oil prices)	329	330	—	—	659
Purchase power obligations–minimum fixed capacity charges	123	241	236	1,607	2,207

	$454	$574	$237	$2,435	$3,700

The tables above do not include other categories of obligations and commitments, such as trade payables, obligations under purchase orders and amounts that may become payable in future periods under collective bargaining and other employment agreements and employee benefit plans.

Certain factors that may affect future results and financial condition

The Company’s results of operations and financial condition can be affected by numerous factors, many of which are beyond its control and could cause future results of operations to differ materially from historical results. The following is a discussion of certain of these factors.

Economic conditions

Because it provides local electric utility services, the Company’s operating results are significantly influenced by the strength of Hawaii’s economy, which in turn is influenced by economic conditions in the mainland U.S. (particularly California) and Asia (particularly Japan) as a result of the impact of those conditions on tourism. See “Results of operations—Economic conditions.”

Competition

The electric utility industry in Hawaii has become increasingly competitive. IPPs are well established in Hawaii and continue to actively pursue new projects. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. Customer self-generation, with or without cogeneration, is a continuing competitive factor. Historically, HECO and its subsidiaries have been able to compete by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater. However, the number of customer self-generation projects that are being proposed or installed in Hawaii, particularly those involving combined heat and power (CHP) systems, is growing. CHP systems are a form of distributed generation (DG), and produce electricity and thermal energy from gas, propane or diesel-fired engines. In Hawaii, the thermal energy generally is used to heat water and, through an absorption chiller, drive an air conditioning system. The electric energy generated by these systems is usually lower in output than the customer’s load, which results in continued connection to the utility grid to make up the difference in electricity demand and to provide back up electricity.

The Company has initiated several demonstration projects and other activities, including a small customer-owned CHP demonstration project on Maui, to provide on-going evaluation of DG. The Company also has made a limited number of proposals to customers, which are subject to PUC approval, to install and operate utility-owned CHP systems at the customers’ sites. The Company is in the planning stage to expand its offering of CHP systems to its commercial customers as part of its regulated electric utility service. Incremental generation from such customer-sited CHP systems, and other DG, is expected to complement traditional central station power, as part of the Company’s plans to serve their forecast load growth. The offering of CHP systems would be subject to PUC review and approval. To facilitate such an offering, the Company signed a teaming agreement, in early 2003, with a manufacturer of packaged CHP systems, but the teaming agreement does not commit the Company to make any CHP system purchases.

In 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. Several of the parties submitted final statements of position to the PUC in 1998. HECO’s position in the proceeding was that retail competition is not feasible in Hawaii, but that some of the benefits of competition could be achieved through competitive bidding for new generation, performance-based rate-making (PBR) and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals.

In May 1999, the PUC approved HECO’s standard form contract for customer retention that allows HECO to provide a rate option for customers who would otherwise reduce their energy use from HECO’s system by using energy from a nonutility generator. Based on HECO’s current rates, the standard form contract provides a 2.77% and an 11.27% discount on base energy rates for qualifying “Large Power” and “General Service Demand” customers, respectively. In March 2000, the PUC approved a similar standard form contract for HELCO which, based on HELCO’s current rates, provides a 10.00% discount on base energy rates for qualifying “Large Power” and “General Service Demand” customers.

In December 1999, HECO, HELCO and MECO filed an application with the PUC seeking permission to implement PBR in future rate cases. In early 2001, the PUC dismissed the PBR proposal without prejudice, indicating it declined at that time to change its current cost of service/rate of return methodology for determining electric utility rates.

In January 2000, the PUC submitted to the legislature a status report on its investigation of competition. The report stated that competitive bidding for new power supplies (i.e., wholesale generation competition) is a logical first step to encourage competition in Hawaii’s electric industry and that the PUC plans to proceed with an examination of the feasibility of competitive bidding and to review specific policies to encourage renewable energy resources in the power generation mix. The report states that “further steps” by the PUC “will involve the development of specific policies to encourage wholesale competition and the continuing examination of other areas suitable for the development of competition.” HECO is unable to predict the ultimate outcome of the proceeding, which of the proposals (if any) advanced in the proceeding will be implemented or whether the parties will seek and obtain state legislative action on their proposals (other than the legislation described above under “Results of operations—Legislation”).

U.S. capital markets and interest rate environment

Changes in the U.S. capital markets can have significant effects on the Company. For example, the Company estimates that retirement benefits expense, net of amounts capitalized and income taxes, will be $8 million in 2003 as compared to net retirement benefits income of $6 million in 2002 (or $14 million less net income), partly as a result of the effect of the stock market decline on the performance of the assets in HEI’s master pension trust.

HECO and its subsidiaries are exposed to interest rate risk primarily due to their borrowings. They attempt to manage this risk in part by incurring or refinancing debt in periods of low interest rates and by usually issuing fixed-rate rather than floating-rate long-term debt. As of December 31, 2002, the Company had no commercial paper outstanding.

Technological developments

New technological developments (e.g., the commercial development of fuel cells or distributed generation) may impact the Company’s future competitive position, results of operations and financial condition.

Limited insurance

In the ordinary course of business, the Company purchases insurance coverages (e.g., property and liability coverages) to protect itself against loss of or damage to its properties and against claims made by third-parties and employees for property damage or personal injuries. However, the protection provided by such insurance is limited in significant respects and, in some instances, the Company has no coverage. For example the Company’s overhead and underground transmission and distribution systems (with the exception of substation buildings and contents) have a replacement value roughly estimated at $2 billion and are uninsured because the amount of transmission and distribution system insurance available is limited and the premiums are cost prohibitive. Similarly, the Company has no business interruption insurance as the premiums for such insurance would be cost prohibitive, particularly since the utilities are not interconnected to other systems. If a hurricane or other uninsured catastrophic natural disaster should occur, and the PUC does not allow the Company to recover from ratepayers restoration costs and revenues lost from business interruption, the Company’s results of operations and financial condition could be materially adversely impacted. Also, certain of the Company’s insurance has substantial “deductibles” or has limits on the maximum amounts that may be recovered. Insurers have also introduced new exclusions or limitations of coverage for claims related to certain perils including, but not limited to, mold and terrorism. If a series of losses occurred, such as from a series of lawsuits in the ordinary course of business each of which were subject to the deductible amount, or if the maximum limit of the available insurance were substantially exceeded, the Company could incur losses in amounts that would have a material adverse effect on its results of operations and financial condition.

Environmental matters

The Company is subject to environmental laws and regulations that regulate the operation of existing facilities, the construction and operation of new facilities and the proper cleanup and disposal of hazardous waste and toxic substances. These laws and regulations, among other things, require that certain environmental permits be obtained as a condition to constructing or operating certain facilities, and obtaining such permits can entail significant expense and cause substantial construction delays. Also, these laws and regulations may be amended from time to time, including amendments that increase the burden and expense of compliance. Management believes that the recovery through rates of most, if not all, of any costs incurred by HECO and its subsidiaries in complying with environmental requirements would be allowed by the PUC.

The entire electric utility industry is affected by the 1990 Amendments to the Clean Air Act, recent changes to the National Ambient Air Quality Standard (NAAQS) for ozone, and adoption of a NAAQS for fine particulate matter. Possible changes to the federal New Source Review permitting regulations, as well as new regulatory programs, if enacted, regarding global warming and mandating further reductions of certain air emissions will also pose challenges for the industry. If the Clear Skies Bill is adopted as currently proposed, HECO, and to a lesser extent, its utility subsidiaries, will likely incur significant capital and operations and maintenance costs beginning one to two years after enactment.

HECO, HELCO and MECO, like other utilities, periodically identify leaking petroleum-containing equipment such as underground storage tanks, piping and transformers. HECO, HELCO and MECO report releases from such equipment when and as required by applicable law and address impacts due to the releases in compliance with applicable regulatory requirements.

An ongoing environmental investigation is the Honolulu Harbor environmental investigation described in Note 11 in the “Notes to Consolidated Financial Statements.” Although this investigation is expected to entail significant expense over the next several years, management does not believe, based on information available to the Company at this time, that the costs of this investigation or any other contingent liabilities relating to environmental matters will have a material adverse effect on the Company. However, there can be no assurance that a significant environmental liability will not be incurred by the Company, including with respect to the Honolulu Harbor environmental investigation.

Regulation of electric utility rates

The PUC has broad discretion in its regulation of the rates charged by HECO, HELCO and MECO and in other matters. Any adverse D&O by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company’s results of operations and financial condition. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. At December 31, 2002, HECO and its subsidiaries had recognized $16 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders.

Management cannot predict with certainty when D&Os in future rate cases will be rendered or the amount of any interim or final rate increase that may be granted. There are no rate cases pending at this time. HECO, however, has committed to file a rate increase application using a 2003 or 2004 test year.

The rate schedules of HECO, HELCO and MECO include energy cost adjustment clauses under which electric rates charged to customers are automatically adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. In 1997 PUC decisions approving the Company’s fuel supply contracts, the PUC noted that, in light of the length of the fuel supply contracts and the relative stability of fuel prices, the need for continued use of energy cost adjustment clauses would be the subject of investigation in a generic docket or in a future rate case. HECO and its electric utility subsidiaries believe that the energy cost adjustment clauses continue to be necessary. These clauses were continued in the most recent HELCO and MECO rate cases (final D&O’s issued in February 2001 and April 1999, respectively).

Consultants periodically conduct depreciation studies for the Company to determine whether the existing approved rates and methods used to calculate depreciation accruals are appropriate for the production, transmission, distribution and general plant accounts. If it is determined that the existing rates and methods are no longer appropriate, changes to those rates are recommended as part of the study. In October 2002, HECO filed an application with the PUC for approval to change its depreciation rates and to change to vintage amortization accounting for selected plant accounts, which changes would have amounted to an approximate $4.2 million, or 6.3%, increase in depreciation expense based on a study of depreciation expense for 2000. In its application, HECO requested that the effective date of the proposed changes coincide with the effective date of the rates established in HECO’s next rate case proceeding so that HECO’s financial results would not be negatively impacted by the depreciation rates and method ultimately approved by the PUC.

Fuel oil and purchased power

HECO and its electric utility subsidiaries rely on fuel oil suppliers and independent power producers to deliver fuel oil and power, respectively. The Company estimates that 77% of the net energy generated and purchased in 2003 will be generated from the burning of oil. Purchased KWHs provided approximately 38.0% of the total net energy generated and purchased in 2002 compared to 39.0% in 2001 and 36.4% in 2000.

Failure by the Company’s oil suppliers to provide fuel pursuant to existing supply contracts, or failure by a major independent power producer to deliver the firm capacity anticipated in its power purchase agreement, could interrupt the ability of the Company to deliver electricity, thereby materially adversely affecting the Company’s results of operations and financial condition. HECO, however, maintains an inventory of fuel oil in excess of one month’s supply, and HELCO and MECO maintain approximately a one month’s supply of both medium sulfur fuel oil and diesel fuel. The Company’s major sources of oil, through their suppliers, are in Alaska, Australia and the Far East. Some, but not all, of the Company’s power purchase agreements require that the independent power producers maintain minimum fuel inventory levels and all of the firm capacity power purchase agreements include provisions imposing substantial penalties for failure to produce the firm capacity anticipated by those agreements.

Other regulatory and permitting contingencies

Many public utility projects require PUC approval and various permits (e.g., environmental and land use permits) from other agencies. Delays in obtaining PUC approval or permits can result in increased costs. If a project does not proceed or if the PUC disallows costs of the project, the project costs may need to be written off in amounts that could have a material adverse effect on the Company. The following two major capital improvement projects, the Keahole project and the Kamoku-Pukele transmission line, have encountered opposition and the Keahole project has been seriously delayed.

Keahole project. In 1991, HELCO began planning to meet increased electric generation demand forecasted for 1994. HELCO’s plans were to install at its Keahole power plant two 20 MW combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator, at which time these units would be converted to a 56 MW (net) dual-train combined-cycle unit. The timing of the installation of HELCO’s phased units has been revised on several occasions due to delays in obtaining an air permit and a land use permit amendment, in addition to delays caused by the commencement of lawsuits and administrative proceedings, many of which are on appeal or otherwise have not been finally resolved. See Note 11 in the “Notes to Consolidated Financial Statements” for a more detailed description of the history and status of this project.

In September 2000, the Third Circuit Court of the State of Hawaii (Circuit Court) ruled that, absent a legal or equitable extension properly authorized by the Board of Land and Natural Resources (BLNR), HELCO’s further construction of CT-4 and

CT-5 could not proceed because HELCO had not completed construction within the three-year construction period the Circuit Court found to be applicable to the project, unless the BLNR extended the construction period. HELCO subsequently obtained a BLNR order extending the construction period, but the Circuit Court then ruled, on September 19, 2002, that the BLNR did not have authority to grant the extension. As a result of this ruling, the construction of CT-4 and CT-5 has been suspended.

HELCO has appealed to the Hawaii Supreme Court both the Circuit Court 2000 ruling that there was a three-year construction period that had expired and the Circuit Court’s later ruling that BLNR could not extend the construction period. HELCO also filed motions to expedite the appeal and to stay the Circuit Court’s ruling pending the appeal. The Hawaii Supreme Court has denied the motion to expedite the appeal and the motion to stay the Circuit Court’s ruling pending appeal. In early 2003, the Hawaii Supreme Court also ruled that the appeal from the Circuit Court’s ruling in 2000 that the construction period had expired was not timely (even though the Circuit Court ruled at the time that its Order could not yet be appealed) and dismissed the appeal. HELCO cannot predict when its appeal of the Circuit Court’s ruling that the BLNR lacked authority to extend the construction deadline will be decided.

HELCO continues to consider other options that may allow HELCO to complete the installation of CT-4 and CT-5 (including seeking a land use reclassification of the Keahole site from the State Land Use Commission). If none of these options is ultimately successful and HELCO does not prevail on its appeal, HELCO may be unable to complete the installation of CT-4 and CT-5. The recovery of costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of December 31, 2002. However, if it becomes probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HELCO may be required to write off a material portion of the costs incurred in its efforts to put these units into service whether or not CT-4 and CT-5 are installed. As of December 31, 2002, HELCO’s costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units (excluding costs the PUC permitted to be transferred to plant-in-service for pre-air permit facilities in HELCO’s most recent rate case) amounted to approximately $82 million, including $32 million for equipment and material purchases, $30 million for planning, engineering, permitting, site development and other costs and $20 million for AFUDC charged to the project prior to HELCO’s decision to discontinue the further accrual of AFUDC on CT-4 and CT-5. HELCO discontinued the accrual of AFUDC effective December 1, 1998, due in part to the delays and the potential for further delays. In addition to the $82 million in construction in progress, construction and/or purchase commitments related to CT-4 and CT-5 outstanding as of December 31, 2002 are estimated at approximately $0.6 million. See “HELCO Power Situation” in Note 11 of the “Notes to Consolidated Financial Statements.”

Kamoku-Pukele transmission line. HECO has for some time been expending efforts to address future potential line overloads in its two major corridors (Northern and Southern) transmitting bulk power to the Honolulu/East Oahu area, and to improve the reliability of the Pukele substation at the end of the Northern corridor. HECO planned to construct a part underground/part overhead 138 kv transmission line from the Kamoku substation to the Pukele substation in order to close the gap between the Southern and Northern transmission corridors and provide a third 138 kv transmission line to the Pukele substation. Construction of the Kamoku to Pukele transmission line in its proposed location required the BLNR to approve a Conservation District Use Permit (CDUP) for the overhead portion of the line that would have been in conservation district lands. On June 28, 2002, the BLNR issued a ruling denying HECO’s request for the CDUP.

HECO continues to believe that the proposed project is needed. HECO is evaluating alternative ways to accomplish the project, and possible future actions to expedite PUC review of the alternatives and the need for the project. As of December 31, 2002, the accumulated costs related to the Kamoku to Pukele transmission line amounted to $17 million, including $12 million for planning, engineering and permitting costs and $5 million for AFUDC. These costs are recorded in construction in progress. The recovery of costs relating to the Kamoku to Pukele transmission line project is subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put the Kamoku to Pukele transmission line into service is required as of December 31, 2002. However, if it becomes probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HECO may be required to write off a material portion or all of the costs incurred in its efforts to put the Kamoku to Pukele transmission line into service whether or not the line is installed. See “Oahu transmission system” in Note 11 of the “Notes to Consolidated Financial Statements.”

Material estimates and critical accounting policies

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the case of the Company include the amounts reported for regulatory assets, pension and other postretirement benefit obligations, current and deferred taxes, contingencies and litigation.

In accordance with SEC Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies,” management has identified the following accounting policies to be the most critical to the Company’s financial statements—that is, management believes that these policies are both the most important to the portrayal of the Company’s results of operations and financial condition, and currently require management’s most difficult, subjective or complex judgments.

For additional discussion of the Company’s accounting policies, see Note 1 in the “Notes to Consolidated Financial Statements.”

Utility plant

Utility plant is reported at cost. Self-constructed electric utility plant includes engineering, supervision, and administrative and general costs, and an allowance for the cost of funds used during the construction period. These costs are recorded in construction in progress and are transferred to utility plant when construction is completed and the facilities are either placed in service or become useful for public utility purposes. Upon the retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage value) previously provided through depreciation are charged to accumulated depreciation.

Management believes that the PUC will allow recovery of utility plant in its electric rates. If the PUC does not allow recovery of any such costs, the Company would be required to write off the disallowed costs at that time. See the discussion above concerning costs recorded in construction in progress for CT-4 and CT-5 at Keahole and the proposed Kamoku-Pukele transmission line under “Certain factors that may affect future results and financial condition-Other regulatory and permitting contingencies.”

Pension and other postretirement benefits

Pension and other postretirement benefit costs/(returns) are charged/(credited) primarily to expense and electric utility plant.

The Company’s reported costs of providing retirement benefits (described in Note 10 in the “Notes to Consolidated Financial Statements”) are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience. For example, pension and other postretirement benefit costs are impacted by actual employee demographics (including age and compensation levels), the level of contributions to the plans and earnings on plan assets. Changes made to the provisions of the plans may also impact current and future costs. (No changes were made to the retirement benefit plans’ provisions in 2002, 2001 and 2000 that have had a significant impact on recorded retirement benefit plan amounts.) Costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used.

As a result of the factors listed above, significant portions of pension and other postretirement benefit costs recorded in any period do not reflect the actual benefits provided to plan participants. For 2002 and 2001, the Company recorded other postretirement benefit expense, net of amounts capitalized, of approximately $4 million and $2 million, respectively, in accordance with the provisions of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Actual payments of benefits made to retirees during 2002 and 2001 were $6 million and $7 million, respectively. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” changes in pension obligations associated with the factors noted above may not be immediately recognized as pension costs on the income statement, but generally are recognized in future years over the remaining average service period of plan participants. For 2002 and 2001, the Company recorded non-cash pension income, net of amounts capitalized, of approximately $14 million and $19 million, respectively, and paid benefits of $34 million and $32 million, respectively.

The assumptions used by management in making benefit and funding calculations are based on current economic conditions. Changes in economic conditions will impact the underlying assumptions in determining retirement benefit costs on a prospective basis. In selecting an assumed discount rate, the HEI PIC considers the Moody’s Aa and Aaa Daily Long-Term Corporate Bond Yield Averages, as well as yields for 20 and 30 year Treasury strips. In selecting an assumed rate of return on plan assets, the HEI PIC considers economic forecasts for the types of investments held by the plan and the past performance of plan assets.

As presented in Note 10 in the “Notes to Consolidated Financial Statements,” the HEI PIC has revised key assumptions at December 31, 2002 compared to December 31, 2001. Such changes will not have an impact on reported costs in 2002; however, for future years, such changes will have a significant impact. Based upon the revised assumptions (decreasing the discount rate 50 basis points to 6.75% and the long-term rate of return on assets 100 basis points to 9.0% as of December 31, 2002 compared to December 31, 2001), the Company estimates that retirement benefits expense, net of amounts capitalized and income taxes, will be $8 million in 2003 as compared to net retirement benefits income of $6 million in 2002 (or $14 million less net income). In determining the retirement benefit costs, these assumptions can change from period to period, and such changes could result in material changes to these estimated amounts.

The Company’s plan assets are primarily made up of equity and fixed income investments. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased retirement benefit costs and contributions in future periods.

The following tables reflect the sensitivities associated with a change in certain actuarial assumptions by the indicated percentage and constitute “forward-looking statements.” While the tables below reflect an increase or decrease in the percentage for each assumption, the HEI PIC and its actuaries expect that the inverse of these changes would impact the projected benefit obligation (PBO) and 2003 net income in the opposite direction. Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption as well as a related change in the contributions to the postretirement benefits plan.

	Actuarial assumption
	Change in assumption	Impact on PBO	Impact on 2003 net income
(in millions)
Pension benefits
Discount rate	(0.5)%	$46.0	$(1.9)
Rate of return on plan assets	(0.5)	—	(1.2)
Other benefits
Discount rate	(0.5)	9.1	(0.1)
Health care cost trend rate	0.5	1.9	(0.1)
Rate of return on plan assets	(0.5)	—	(0.2)

Environmental expenditures

In general, environmental contamination treatment costs are charged to expense, unless it is probable that the PUC would allow such costs to be recovered in future rates, in which case such costs would be capitalized as regulatory assets. Also, environmental costs are capitalized if the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing the property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Estimated costs are based upon an expected level of contamination and remediation efforts. Should the level of contamination and remediation efforts be different than initially expected, the ultimate costs will differ. See “Environmental regulation” in Note 11 of the “Notes to Consolidated Financial Statements” for a description of the Honolulu Harbor investigation.

Income taxes

Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Governmental tax authorities could challenge a tax return position taken by management, and such challenges might not be raised and finally resolved until several years after the events in question. If the Company’s position does not prevail, the Company’s results of operations and financial condition may be adversely affected as the related deferred or current income tax asset would be impaired.

Regulation by the PUC

HECO, HELCO and MECO are regulated by the PUC. In accordance with Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation,” the Company’s financial statements reflect assets and costs based on current cost-based rate-making regulations. The actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities.

Regulatory assets represent incurred costs that have been deferred because they are probable of future recovery in customer rates. As of December 31, 2002, regulatory assets amounted to $106 million. These regulatory assets are itemized in Note 6 of the “Notes to Consolidated Financial Statements.” Management continually assesses whether the regulatory assets are probable of future recovery by considering factors such as changes in the applicable regulatory environment. Because current rates include the recovery of existing regulatory assets and rates in effect allow the utilities to earn a reasonable rate of return, management believes the existing regulatory assets are probable of recovery. This determination assumes continuation of the current political and regulatory climate in Hawaii, and is subject to change in the future.

Management believes HECO and its electric utility subsidiaries’ operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company’s results of operations and financial position may result as regulatory assets would be charged to expense.

Electric utility revenues

Electric utility revenues are based on rates authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. At December 31, 2002, revenues applicable to energy consumed, but not yet billed to the customers, amounted to $60 million.

Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order. At December 31, 2002, HECO and its electric utility subsidiaries had recognized $16 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders. If a refund were required, the revenues to be refunded would be immediately reversed on the income statement. The Consumer Advocate has objected to the recovery of $1.9 million (before interest) of the $8.5 million of integrated resource planning costs incurred from 1995 through 1998 and in 2001, and the PUC’s decision is pending on this matter. The Consumer Advocate has not stated its position on the recovery of the $1.5 million of integrated resource planning costs incurred from 1999 through 2000.

The rate schedules of HECO and its electric utility subsidiaries include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. If the energy cost adjustment clauses were discontinued, the Company’s results of operations could fluctuate significantly as a result of increases and decreases in fuel oil and purchased energy prices. In 1997 PUC decisions approving HECO and its electric utility subsidiaries’ fuel supply contracts, the PUC noted that, in light of the length of the fuel supply contracts and the relative stability of fuel prices, the need for continued use of energy cost adjustment clauses would be the subject of investigation in a generic docket or in a future rate case. HECO and its electric utility subsidiaries believe that the energy cost adjustment clauses continue to be necessary. These clauses were continued in the most recent HELCO and MECO rate cases.

Quantitative and Qualitative Disclosures about Market Risk

The Company manages various market risks in the ordinary course of business, including credit risk and liquidity risk, and believes its exposures to these risks are not material as of December 31, 2002. Because the Company does not have a portfolio of trading assets, the Company is not exposed to market risk from trading activities.

The Company is exposed to some commodity price risk primarily related to its fuel supply and IPP contracts, which is mitigated by the energy cost adjustment clauses in the Company’s rate schedules.

The Company considers interest rate risk to be a significant market risk as it could potentially have a significant effect on the Company’s results of operations and financial condition. Interest rate risk can be defined as the exposure of the Company’s earnings to adverse movements in interest rates. The Company does not currently use derivatives to manage interest rate risk. The Company’s general policy is to manage interest rate risk through use of a combination of short- and long-term debt (primarily fixed-rate debt) and preferred securities.

The tables below provide information about the Company’s market sensitive financial instruments in U.S. dollars, including contractual balances at the stated maturity dates as well as the estimated fair values as of December 31, 2002 and 2001, and constitute “forward-looking statements.”

See Note 15 in the “Notes to Consolidated Financial Statements” for descriptions of the methods and assumptions used to estimate fair value of each applicable class of financial instruments.

December 31, 2002	Expected maturity

	2003	2004	2005	2006	2007	There- after	Total	Estimated fair value
(dollars in millions)
Interest-sensitive liabilities
Short-term borrowings	$6	—	—	—	—	—	$6	$6
Average interest rate	1.5%	—	—	—	—	—	1.5%
Long-term debt—fixed rate	—	—	—	—	—	$705	$705	$736
Average interest rate	—	—	—	—	—	5.8%	5.8%
HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts	—	—	—	—	—	$100	$100	$100
Average distribution rate	—	—	—	—	—	7.7%	7.7%

December 31, 2001	Expected maturity

	2002	2003	2004	2005	2006	There- after	Total	Estimated fair value
(dollars in millions)
Interest-sensitive liabilities
Short-term borrowings	$48	—	—	—	—	—	$48	$48
Average interest rate	2.0%	—	—	—	—	—	2.0%
Long-term debt—fixed rate	$15	—	—	—	—	$670	$685	$666
Average interest rate	7.9%	—	—	—	—	5.9%	5.9%
HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts	—	—	—	—	—	$100	$100	$100
Average distribution rate	—	—	—	—	—	7.7%	7.7%

Independent Auditors’ Report

To the Board of Directors and Stockholder

Hawaiian Electric Company, Inc.:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. (a wholly-owned subsidiary of Hawaiian Electric Industries, Inc.) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Honolulu, Hawaii

January 20, 2003

Consolidated Statements of Income

Hawaiian Electric Company, Inc. and Subsidiaries

	Years ended December 31,
	2002	2001	2000
	(in thousands)
Operating revenues	$1,252,929	$1,284,312	$1,270,635

Operating expenses:
Fuel oil	310,595	346,728	362,905
Purchased power	326,455	337,844	311,207
Other operation	131,910	125,565	123,779
Maintenance	66,541	61,801	66,069
Depreciation	105,424	100,714	98,517
Taxes, other than income taxes	120,118	120,894	119,784
Income taxes	56,729	55,434	55,213

	1,117,772	1,148,980	1,137,474

Operating income	135,157	135,332	133,161

Other income:
Allowance for equity funds used during construction	3,954	4,239	5,380
Other, net	3,141	3,197	4,555

	7,095	7,436	9,935

Income before interest and other charges	142,252	142,768	143,096

Interest and other charges:
Interest on long-term debt	40,720	40,296	40,134
Amortization of net bond premium and expense	2,014	2,063	1,938
Other interest charges	1,498	4,697	6,990
Allowance for borrowed funds used during construction	(1,855)	(2,258)	(2,922)
Preferred stock dividends of subsidiaries	915	915	915
Preferred securities distributions of trust subsidiaries	7,675	7,675	7,675

	50,967	53,388	54,730

Income before preferred stock dividends of HECO	91,285	89,380	88,366
Preferred stock dividends of HECO	1,080	1,080	1,080

Net income for common stock	$90,205	$88,300	$87,286

Consolidated Statements of Retained Earnings
Hawaiian Electric Company, Inc. and Subsidiaries
	Years ended December 31,
	2002	2001	2000
	(in thousands)
Retained earnings, January 1	$495,961	$443,970	$425,206
Net income for common stock	90,205	88,300	87,286
Common stock dividends	(44,143)	(36,309)	(68,522)

Retained earnings, December 31	$542,023	$495,961	$443,970

See accompanying “Notes to Consolidated Financial Statements.”

Consolidated Balance Sheets

Hawaiian Electric Company, Inc. and Subsidiaries

	December 31,
	2002	2001
	(in thousands)
Assets
Utility plant, at cost:
Land	$31,896	$31,689
Plant and equipment	3,184,818	3,068,254
Less accumulated depreciation	(1,367,954)	(1,266,332)
Plant acquisition adjustment, net	302	354
Construction in progress	164,300	170,558

Net utility plant	2,013,362	2,004,523

Current assets:
Cash and equivalents	1,726	1,858
Customer accounts receivable, net	87,113	81,872
Accrued unbilled revenues, net	60,098	52,623
Other accounts receivable, net	2,213	2,652
Fuel oil stock, at average cost	35,649	24,440
Materials and supplies, at average cost	19,450	19,702
Prepayments and other	75,610	53,744

Total current assets	281,859	236,891

Other assets:
Regulatory assets	105,568	111,376
Unamortized debt expense	13,354	12,443
Long-term receivables and other	22,243	24,505

Total other assets	141,165	148,324

	$2,436,386	$2,389,738

Capitalization and liabilities
Capitalization (see Consolidated Statements of Capitalization):
Common stock equity	$923,256	$877,154
Cumulative preferred stock, not subject to mandatory redemption	34,293	34,293
HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures	100,000	100,000
Long-term debt, net	705,270	670,674

Total capitalization	1,762,819	1,682,121

Current liabilities:
Long-term debt due within one year	—	14,595
Short-term borrowings-affiliate	5,600	48,297
Accounts payable	59,992	53,966
Interest and preferred dividends payable	11,532	11,765
Taxes accrued	79,133	86,058
Other	28,020	29,799

Total current liabilities	184,277	244,480

Deferred credits and other liabilities:
Deferred income taxes	158,367	145,608
Unamortized tax credits	47,985	48,512
Other	64,844	55,460

Total deferred credits and other liabilities	271,196	249,580

Contributions in aid of construction	218,094	213,557

	$2,436,386	$2,389,738

See accompanying “Notes to Consolidated Financial Statements.”

Consolidated Statements of Capitalization

Hawaiian Electric Company, Inc. and Subsidiaries

	December 31,
	2002	2001	2000
	(dollars in thousands, except per share amounts)
Common stock equity:
Common stock of $6 2/3 par value	$85,387	$85,387	$85,387
Authorized: 50,000,000 shares Outstanding: 2002, 2001 and 2000, 12,805,843 shares
Premium on capital stock	295,846	295,806	295,655
Retained earnings	542,023	495,961	443,970

Common stock equity	923,256	877,154	825,012

Cumulative preferred stock not subject to mandatory redemption:
Authorized: 5,000,000 shares of $20 par value and 7,000,000 shares of $100 par value. Outstanding: 2002 and 2001, 1,234,657 shares.

Series	Par Value		Shares Outstanding December 31, 2002	2002	2001
	(dollars in thousands, except per share amounts)
C-4 1/4%	$20	(HECO)	150,000	3,000	3,000
D-5%	20	(HECO)	50,000	1,000	1,000
E-5%	20	(HECO)	150,000	3,000	3,000
H-5 1/4%	20	(HECO)	250,000	5,000	5,000
I-5%	20	(HECO)	89,657	1,793	1,793
J-4 3/4%	20	(HECO)	250,000	5,000	5,000
K-4.65%	20	(HECO)	175,000	3,500	3,500
G-7 5/8%	100	(HELCO)	70,000	7,000	7,000
H-7 5/8%	100	(MECO)	50,000	5,000	5,000

			1,234,657	$34,293	$34,293

(continued)

See accompanying “Notes to Consolidated Financial Statements.”

Consolidated Statements of Capitalization, continued

Hawaiian Electric Company, Inc. and Subsidiaries

	December 31,
	2002	2001
	(in thousands)
HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures (distribution rates of 7.30% and 8.05%)	$100,000	$100,000

Long-term debt:
First mortgage bonds:
HELCO, 7 3/4-7 7/8%, paid in 2002	—	5,000

Obligations to the State of Hawaii for the repayment of Special Purpose Revenue Bonds:
HECO, 5.10%, series 2002A, due 2032	40,000	—
HECO, 5.70%, refunding series 2000, due 2020	46,000	46,000
MECO, 5.70%, refunding series 2000, due 2020	20,000	20,000
HECO, 6.15%, refunding series 1999D, due 2020	16,000	16,000
HELCO, 6.15%, refunding series 1999D, due 2020	3,000	3,000
MECO, 6.15%, refunding series 1999D, due 2020	1,000	1,000
HECO, 6.20%, series 1999C, due 2029	35,000	35,000
HECO, 5.75%, refunding series 1999B, due 2018	30,000	30,000
HELCO, 5.75% refunding series 1999B, due 2018	11,000	11,000
MECO, 5.75%, refunding series 1999B, due 2018	9,000	9,000
HELCO, 5.50%, refunding series 1999A, due 2014	11,400	11,400
HECO, 4.95%, refunding series 1998A, due 2012	42,580	42,580
HELCO, 4.95%, refunding series 1998A, due 2012	7,200	7,200
MECO, 4.95%, refunding series 1998A, due 2012	7,720	7,720
HECO, 5.65%, series 1997A, due 2027	50,000	50,000
HELCO, 5.65%, series 1997A, due 2027	30,000	30,000
MECO, 5.65%, series 1997A, due 2027	20,000	20,000
HECO, 5 7/8%, series 1996B, due 2026	14,000	14,000
HELCO, 5 7/8%, series 1996B, due 2026	1,000	1,000
MECO, 5 7/8%, series 1996B, due 2026	35,000	35,000
HECO, 6.20%, series 1996A, due 2026	48,000	48,000
HELCO, 6.20%, series 1996A, due 2026	7,000	7,000
MECO, 6.20%, series 1996A, due 2026	20,000	20,000
HECO, 6.60%, series 1995A, due 2025	40,000	40,000
HELCO, 6.60%, series 1995A, due 2025	5,000	5,000
MECO, 6.60%, series 1995A, due 2025	2,000	2,000
HECO, 5.45%, series 1993, due 2023	50,000	50,000
HELCO, 5.45%, series 1993, due 2023	20,000	20,000
MECO, 5.45%, series 1993, due 2023	30,000	30,000
HECO, 6.55%, series 1992, due 2022	40,000	40,000
HELCO, 6.55%, series 1992, due 2022	12,000	12,000
MECO, 6.55%, series 1992, due 2022	8,000	8,000
HELCO, 7 3/8%, series 1990C, due 2020	10,000	10,000
HELCO, 7.60%, series 1990B, due 2020	4,000	4,000

	725,900	685,900
Less funds on deposit with trustees	16,111	10,808

Total obligations to the State of Hawaii	709,789	675,092

Other long-term debt—unsecured:
HECO, 7.9% note, paid in 2002	—	9,595

Total long-term debt	709,789	689,687
Less unamortized discount	4,519	4,418
Less amounts due within one year	—	14,595

Long-term debt, net	705,270	670,674

Total capitalization	$1,762,819	$1,682,121

See accompanying “Notes to Consolidated Financial Statements.”

Consolidated Statements of Cash Flows

Hawaiian Electric Company, Inc. and Subsidiaries

	Years ended December 31,
	2002	2001	2000
	(in thousands)
Cash flows from operating activities:
Income before preferred stock dividends of HECO	$91,285	$89,380	$88,366
Adjustments to reconcile income before preferred stock dividends of HECO to net cash provided by operating activities:
Depreciation of utility plant	105,424	100,714	98,517
Other amortization	11,376	12,740	8,808
Deferred income taxes	12,818	8,557	5,961
Tax credits, net	1,031	2,476	982
Allowance for equity funds used during construction	(3,954)	(4,239)	(5,380)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(4,802)	9,448	(23,032)
Decrease (increase) in accrued unbilled revenues	(7,475)	11,397	(10,190)
Decrease (increase) in fuel oil stock	(11,209)	12,684	(2,170)
Decrease (increase) in materials and supplies	252	(2,915)	3,259
Increase in regulatory assets, net	(1,881)	(4,036)	(5,748)
Increase (decrease) in accounts payable	6,026	(17,732)	19,582
Increase (decrease) in taxes accrued	(6,925)	7,872	11,651
Other	(20,389)	(27,597)	(21,160)

Net cash provided by operating activities	171,577	198,749	169,446

Cash flows from investing activities:
Capital expenditures	(114,558)	(115,540)	(130,089)
Contributions in aid of construction	11,042	10,958	8,484
Proceeds from sales of assets	56	—	—
Payments on notes receivable	—	—	138

Net cash used in investing activities	(103,460)	(104,582)	(121,467)

Cash flows from financing activities:
Common stock dividends	(44,143)	(36,309)	(68,522)
Preferred stock dividends	(1,080)	(1,080)	(1,080)
Preferred securities distributions of trust subsidiaries	(7,675)	(7,675)	(7,675)
Proceeds from issuance of long-term debt	35,275	17,336	87,507
Repayment of long-term debt	(5,000)	—	(66,000)
Net increase (decrease) in short-term borrowings from nonaffiliates and affiliate with original maturities of three months or less	(42,697)	(61,869)	3,153
Proceeds from other short-term borrowings	—	—	57,499
Repayment of other short-term borrowings	—	(3,000)	(55,682)
Other	(2,929)	(1,246)	2,389

Net cash used in financing activities	(68,249)	(93,843)	(48,411)

Net increase (decrease) in cash and equivalents	(132)	324	(432)
Cash and equivalents, January 1	1,858	1,534	1,966

Cash and equivalents, December 31	$1,726	$1,858	$1,534

See accompanying “Notes to Consolidated Financial Statements.”

Notes to Consolidated Financial Statements

Hawaiian Electric Company, Inc. and Subsidiaries

1. Summary of significant accounting policies

General

Hawaiian Electric Company, Inc. (HECO) is engaged in the business of generating, purchasing, transmitting, distributing and selling electric energy on the island of Oahu and, through its two electric utility subsidiaries, Hawaii Electric Light Company, Inc. (HELCO) on the island of Hawaii, and Maui Electric Company, Limited (MECO) on the islands of Maui, Lanai and Molokai in the State of Hawaii. At the end of 2002, HECO formed Renewable Hawaii, Inc., which is expected to invest in renewable energy projects.

Basis of presentation

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change include the amounts reported for regulatory assets, pension and other postretirement benefit obligations, current and deferred taxes, contingencies and litigation.

Consolidation

The consolidated financial statements include the accounts of Hawaiian Electric Company, Inc. (HECO) and its subsidiaries (collectively, the Company). The Company is a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (HEI). All significant intercompany accounts and transactions have been eliminated in consolidation.

Regulation by the Public Utilities Commission of the State of Hawaii (PUC)

HECO, HELCO and MECO are regulated by the PUC and account for the effects of regulation under Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation.” As a result, the actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities. Management believes HECO and its subsidiaries’ operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company’s financial statements may result as regulatory assets would be charged to expense.

Utility plant

Utility plant is reported at cost. Self-constructed plant includes engineering, supervision, and administrative and general costs, and an allowance for the cost of funds used during the construction period. These costs are recorded in construction in progress and are transferred to utility plant when construction is completed and the facilities are either placed in service or become useful for public utility purposes. Upon the retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage value) previously provided through depreciation are charged to accumulated depreciation.

Depreciation

Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets being depreciated. Electric utility plant has useful lives ranging from 20 to 45 years for production plant, from 25 to 50 years for transmission and distribution plant and from 8 to 45 years for general plant. The composite annual depreciation rate was 3.9% in 2002, 2001 and 2000.

Cash and equivalents

The Company considers cash on hand, deposits in banks, money market accounts, certificates of deposit, short-term commercial paper and liquid investments (with original maturities of three months or less) to be cash and equivalents.

Accounts receivable

Accounts receivable are recorded at the invoiced amount. The Company assesses a late payment charge on balances unpaid from the previous month. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company adjusts its allowance on a monthly basis, based on its historical write-off experience. Account balances are charged off against the allowance after collection efforts have been exhausted and the potential for recovery is considered remote.

Retirement benefits

Pension and other postretirement benefit costs/(returns) are charged/(credited) primarily to expense and electric utility plant. The Company’s policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain health care and/or life insurance benefits are provided to eligible retired employees and the employees’ beneficiaries and covered dependents.

Financing costs

The Company uses the straight line method to amortize financing costs and premiums or discounts over the term of the related long-term debt. Unamortized financing costs and discounts or premiums on long-term debt retired prior to maturity are classified as regulatory assets or liabilities and are amortized on a straight line basis over the remaining original term of the retired debt. The methods and periods for amortizing financing costs, premiums and discounts, including the treatment of these items when long-term debt is retired prior to maturity, have been established by the PUC as part of the rate-making process.

Contributions in aid of construction

The Company receives contributions from customers for special construction requirements. As directed by the PUC, the Company amortizes contributions on a straight-line basis over 30 years as an offset against depreciation expense.

Electric utility revenues

Electric utility revenues are based on rates authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. Revenues related to the sale of energy are generally recorded when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers for billing purposes is based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. This unbilled revenue is estimated each month based on the following month meter readings, monthly generation volumes, estimated customer usage by account, line losses and applicable customer rates based on historical values and current rate schedules. At December 31, 2002, customer accounts receivable include unbilled energy revenues of $60 million on a base of annual revenue of $1.3 billion. Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order.

The rate schedules of HECO, HELCO and MECO include energy cost adjustment (ECA) clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power.

The Company’s operating revenues include amounts for various revenue taxes the electric utilities collect from customers and pay to taxing authorities. Revenue taxes to be paid to the taxing authorities are recorded as an expense and a corresponding liability in the year the related revenues are recognized. Payments to the taxing authorities are made in the subsequent year. For 2002, the Company included $111 million of revenue taxes in “operating revenues” and $113 million (including a $2 million nonrecurring PUC fee adjustment) of revenue taxes in “taxes, other than income taxes” expense. For 2001 and 2000, the Company included $114 million and $112 million, respectively, of revenue taxes in “operating revenues” and in “taxes, other than income taxes” expense.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is an accounting practice whereby the costs of debt (AFUDC-Debt) and equity (AFUDC-Equity) funds used to finance plant construction are credited on the statement of income and charged to construction in progress on the balance sheet.

The weighted-average AFUDC rate was 8.7% in 2002 and 2001 and 8.6% in 2000, and reflected quarterly compounding.

Environmental expenditures

The Company is subject to numerous federal and state environmental statutes and regulations. In general, environmental contamination treatment costs are charged to expense, unless it is probable that the PUC would allow such costs to be recovered in future rates, in which case such costs would be capitalized as regulatory assets. Also, environmental costs are capitalized if the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing the property for sale. Environmental costs are either capitalized or charged to expense when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated.

Income taxes

The Company is included in the consolidated income tax returns of HECO’s parent, HEI. Income tax expense has been computed for financial statement purposes as if HECO and its subsidiaries filed separate consolidated HECO income tax returns.

Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Federal and state tax investment credits are deferred and amortized over the estimated useful lives of the properties which qualified for the credits.

Governmental tax authorities could challenge a tax return position taken by management. If the Company’s position does not prevail, the Company’s results of operations and financial condition may be adversely affected as the related deferred or current income tax asset would be impaired and written down or written off.

Derivative instruments and hedging activities

Derivatives are recognized at fair value in the balance sheet as an asset or liability. Changes in fair value of derivative instruments not designated as hedging instruments are (and the ineffective portions of hedges, if any in the future, would be) recognized in earnings in the current period. In the future, any changes in the fair value of a derivative designated as a fair value hedge and the hedged item would be recorded in earnings. Also, for a derivative designated as a cash flow hedge, the effective portion of changes in fair value of the derivative would be reported in other comprehensive income and subsequently would be reclassified into earnings when the hedged item affects earnings.

Impairment of long-lived assets and long-lived assets to be disposed of

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Recent accounting pronouncements and interpretations

Asset retirement obligations. In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize the difference as a regulatory asset or liability, as the provisions of SFAS No. 143 have no income statement impact for a regulated entity as long as the recovery of the regulatory asset or payment of the regulatory liability is probable. The Company adopted SFAS No. 143 on January 1, 2003 with no effect on the Company’s financial statements.

Rescission of SFAS No. 4, 44 and 64, amendment of SFAS No. 13, and technical corrections. In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,” and SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers.” SFAS No. 145 also amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 are effective for financial statements issued on or after May 15, 2002. Early application of the provisions of SFAS No. 145 was encouraged. The Company adopted the provisions of SFAS No. 145 in the second quarter of 2002 with no effect on the Company’s financial statements.

Costs associated with exit or disposal activities. In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 replaces EITF Issue No. 94-3. The Company adopted the provisions of SFAS No. 146 on January 1, 2003. Since SFAS No. 146 applies prospectively to exit or disposal activities initiated after December 31, 2002, the adoption of SFAS No. 146 had no effect on the Company’s historical financial statements.

Guarantor’s accounting and disclosure requirements for guarantees. In November 2002, the FASB issued Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements for periods ending after December 15, 2002 about its obligations under guarantees it has issued. FIN No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The Company adopted the provisions of FIN No. 45 on January 1, 2003. Since the initial recognition and measurement provisions of FIN No. 45 are applied prospectively to guarantees issued or modified after December 31, 2002, the adoption of these provisions of FIN No. 45 had no effect on the Company’s historical financial statements.

Consolidation of variable interest entities. In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which addresses the consolidation of variable interest entities (VIEs) as defined. FIN No. 46 applies immediately to variable interests in VIEs created after January 31, 2003, and to variable interests in VIEs obtained after January 31, 2003. For a variable interest in a VIE created before February 1, 2003, FIN No. 46 is applied to the enterprise no later than the beginning of the first interim or annual reporting period beginning after

June 15, 2003. The application of FIN No. 46 is not expected to have a material effect on the Company’s financial statements.

Reclassifications

Certain reclassifications have been made to prior years’ financial statements to conform to the 2002 presentation.

2. Cumulative preferred stock

The following series of cumulative preferred stock are redeemable only at the option of the respective company and are subject to voluntary liquidation provisions as follows:

Series	Voluntary Liquidation Price December 31, 2002	Redemption Price December 31, 2002
C, D, E, H, J and K (HECO)	$20.00	$21.00
I (HECO)	20.00	20.00
G (HELCO)	100.00	—
H (MECO)	100.00	—

HELCO’s series G and MECO’s series H preferred stock may not be redeemed by the respective subsidiary prior to December 2003.

HECO is obligated to make dividend, redemption and liquidation payments on the preferred stock of either of its subsidiaries if the respective subsidiary is unable to make such payments, but such obligation is subordinated to any obligation to make payments on HECO’s own preferred stock.

3.	HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures

	December 31
	2002	2001	Liquidation value per security
	(in thousands, except per security amounts and number of securities)
HECO Capital Trust I* 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (2,000,000 securities)**	$50,000	$50,000	$25
HECO Capital Trust II* 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (2,000,000 securities)***	50,000	50,000	25

	$100,000	$100,000

*	Delaware grantor trust.
**	Mandatorily redeemable at the maturity of the underlying debt on March 27, 2027, which maturity may be extended to no later than March 27, 2046. Also, redeemable at the issuer’s option after March 27, 2002.
***	Mandatorily redeemable at the maturity of the underlying debt on December 15, 2028, which maturity may be extended to no later than December 15, 2047. Also, redeemable at the issuer’s option after December 15, 2003.

In March 1997, HECO Capital Trust I (Trust I), a grantor trust which is a subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (1997 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1997 trust preferred securities and the common securities were used by Trust I to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (1997 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1997 junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust I. The 1997 trust preferred securities must be redeemed at the maturity of the underlying debt on March 27,

2027, which maturity may be shortened to a date no earlier than March 27, 2002 or extended to a date no later than March 27, 2046, and are not redeemable at the option of the holders, but may be redeemed by Trust I, in whole or in part, from time to time, on or after March 27, 2002 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust I in the underlying debt securities of HECO, HELCO and MECO.

In December 1998, HECO Capital Trust II (Trust II), a grantor trust which is a subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (1998 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1998 trust preferred securities and the common securities were used by Trust II to purchase 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (1998 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1998 junior deferrable debentures, which bear interest at 7.30% and mature on December 15, 2028, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust II. The 1998 trust preferred securities must be redeemed at the maturity of the underlying debt on December 15, 2028, which maturity may be shortened to a date no earlier than December 15, 2003 or extended to a date no later than December 15, 2047, and are not redeemable at the option of the holders, but may be redeemed by Trust II, in whole or in part, from time to time, on or after December 15, 2003 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust II in the underlying debt securities of HECO, HELCO and MECO.

Contractual arrangements (the “Back-up Undertakings”) entered into by HECO in connection with the issuance of the 1997 and 1998 trust preferred securities, considered together, constitute a full and unconditional guarantee by HECO, on a subordinated basis, of the periodic distributions due on the 1997 and 1998 trust preferred securities and of amounts due upon the redemption thereof or upon liquidation of the Trusts. The Back-up Undertakings include HECO’s (i) guarantee that the Trusts will make their respective periodic distributions and redemption and liquidation payments to the extent the Trusts have funds available therefore, (ii) the subsidiary guarantees, (iii) obligations under an agreement to pay all expenses and liabilities of the Trusts (other than the obligation of the Trusts to pay amounts due to the holders of the 1997 and 1998 trust preferred securities) and (iv) obligations under the trust agreements, HECO’s 1997 and 1998 junior subordinated debentures and the respective indentures pursuant to which the 1997 and 1998 junior subordinated debentures were issued. The 1997 and 1998 junior deferrable debentures and the common securities of the Trusts have been eliminated in HECO’s consolidated balance sheets as of December 31, 2002 and 2001. The 1997 and 1998 junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 (1997 junior deferrable debentures) and December 15, 2003 (1998 junior deferrable debentures) or (ii) at the option of HECO, in whole, upon the occurrence of a “Special Event” (relating to certain changes in laws or regulations).

4. Long-term debt

The first mortgage bonds of HELCO were secured by a mortgage which purported to be a lien on substantially all of the real and personal property owned or acquired by HELCO. The remaining two series of these bonds were redeemed in early 2002 and the mortgage was released.

For special purpose revenue bonds, the funds on deposit with trustees represent the undrawn proceeds from the issuance of the special purpose revenue bonds and earn interest at market rates. These funds are available only to pay (or reimburse payment of) expenditures in connection with certain authorized construction projects and certain expenses related to the bonds.

In September 2002, the Department of Budget and Finance of the State of Hawaii issued tax-exempt special purpose revenue bonds in the principal amount of $40 million with a maturity of 30 years and a fixed coupon interest rate of 5.10%, and loaned the proceeds from the sale to HECO.

At December 31, 2002, the aggregate payments of principal required on long-term debt during the next five years are nil in each year.

In January 2003, MECO’s proportionate share of the 6.55% Series 1992 Special Purpose Revenue Bonds, in the principal amount of $8.0 million, was called for redemption on March 12, 2003.

5. Short-term borrowings

There were no short-term borrowings from nonaffiliates at December 31, 2002 or 2001.

At December 31, 2002 and 2001, the Company maintained bank lines of credit which totaled $100 million ($20 million maturing in March 2003, $30 million maturing in April 2003, $10 million maturing in May 2003 and $40 million maturing in June 2003) and $110 million, respectively. On January 1, 2003, HECO reduced its total lines of credit to $90 million, thereby reducing to $30 million the lines maturing in June 2003. The Company maintains lines of credit to support the issuance of commercial paper and for other general corporate purposes. None of the lines are secured. There were no borrowings under any line of credit at December 31, 2002 or during 2002. The Company borrowed and repaid $8.8 million under a line of credit in 2001.

6. Regulatory assets

In accordance with SFAS No. 71, the Company’s consolidated financial statements reflect assets and costs based on current cost-based rate-making regulations. Continued accounting under SFAS No. 71 requires that certain criteria be met. Management believes the Company’s operations currently satisfy the criteria. However, if events or circumstances change so that the criteria are no longer satisfied, management believes that a material adverse effect on the Company’s financial statements may result as the regulatory assets would be charged to expense.

Regulatory assets are expected to be fully recovered through rates over PUC authorized periods ranging from one to 36 years (periods noted in parenthesis) and include the following deferred costs:

	December 31,
	2002	2001
	(in thousands)
Income taxes (1 to 36 years)	$64,278	$62,467
Postretirement benefits other than pensions (10 years)	17,897	19,687
Unamortized expense and premiums on retired debt and equity issuances (2 to 26 years)	11,005	12,100
Integrated resource planning costs (1 year)	1,965	6,243
Vacation earned, but not yet taken (1 year)	4,776	4,929
Other (1 to 4 years)	5,647	5,950

	$105,568	$111,376

Regulatory asset related to Barbers Point Tank Farm project costs

In December 1991, HECO filed an application with the PUC for the installation of a nominal 200 megawatt (MW) combined cycle power plant. Due to changes in circumstances, the expected timing for HECO’s next generating unit was significantly delayed, and HECO withdrew its application in May 1993. In August 1994, HECO informed the PUC that, consistent with past and current company practices, the accumulated project costs would be allocated primarily to ongoing active capital projects. The PUC advised HECO to file an application, which it did in February 1995, citing project costs of $5.8 million. The Consumer Advocate objected to the accounting treatment proposed by HECO. To simplify and expedite the proceeding, in September 2000, HECO and the Consumer Advocate reached an agreement on the accounting treatment, subject to PUC approval. Acceptance of the agreement by the parties was without prejudice to any position either of them may take in any subsequent proceeding. Under the agreement, $4.5 million of the $5.8 million total project costs would be amortized to operating expense ratably over a five-year period. In September 2000, HECO adjusted the project costs by $1.3 million to reflect the agreement with the Consumer Advocate, resulting in an after tax write-off of $0.8 million. In September 2001, HECO received PUC approval to amortize $4.5 million over a five-year period, which HECO began in October 2001.

Integrated Resource Planning costs

In 1992, the PUC established a framework for Integrated Resource Planning (IRP) and ordered the companies to develop an integrated resource plan in accordance with the IRP framework. The framework also provides that the utilities are entitled to recover appropriate IRP and implementation costs. Each year, HECO, HELCO and MECO submit a budget of the IRP costs for the upcoming year, and request subsequent recovery of the actual costs incurred. Actual IRP costs incurred since 1995 have been recorded as a regulatory asset, and are charged to expense as the Company recovers those costs through rates.

The PUC has allowed the Company to recover IRP costs pending the PUC’s final decision and order approving recovery of each respective year’s IRP costs. Recovery of IRP costs is subject to refund with interest. HECO has been allowed and has fully recovered its deferred IRP costs for years 1995 through 2001. MECO has been allowed to recover its deferred IRP costs for years 1995 through 2001, and is currently recovering costs incurred for year 2001. HELCO has been allowed and has fully recovered its deferred IRP costs for years 1995 through 2000. HELCO’s costs for year 2001 and subsequent years are included in its base rates. As of December 31, 2002, the amount of revenues recorded, subject to refund with interest, amounted to $16.0 million.

7. Income taxes

The components of income taxes charged to operating expenses were as follows:

	December 31,
	2002	2001	2000
	(in thousands)
Federal:
Current	$37,481	$41,120	$43,206
Deferred	13,337	8,584	6,243
Deferred tax credits, net	(1,557)	(1,567)	(1,585)

	49,261	48,137	47,864

State:
Current	5,369	3,272	5,446
Deferred	1,068	1,549	921
Deferred tax credits, net	1,031	2,476	982

	7,468	7,297	7,349

Total	$56,729	$55,434	$55,213

Income tax benefits related to nonoperating activities, included in “Other, net” on the consolidated statements of income, amounted to $71,000, $18,000 and $162,000 for 2002, 2001 and 2000, respectively.

A reconciliation between income taxes charged to operating expenses and the amount of income taxes computed at the federal statutory rate of 35% on income before income taxes and preferred stock dividends follows:

	December 31,
	2002	2001	2000
	(in thousands)
Amount at the federal statutory income tax rate	$52,226	$51,005	$50,573
State income taxes on operating income, net of effect on federal income taxes	4,854	4,743	4,777
Other	(351)	(314)	(137)

Income taxes charged to operating expenses	$56,729	$55,434	$55,213

The tax effects of book and tax basis differences that give rise to deferred tax assets and liabilities were as follows:

	December 31,
	2002	2001
	(in thousands)
Deferred tax assets:
Property, plant and equipment	$12,801	$12,488
Contributions in aid of construction and customer advances	46,052	47,546
Other	13,213	12,382

	72,066	72,416

Deferred tax liabilities:
Property, plant and equipment	174,832	170,559
Regulatory assets	24,794	24,313
Other	30,807	23,152

	230,433	218,024

Net deferred income tax liability	$158,367	$145,608

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon historical taxable income, projections for future taxable income and tax planning strategies, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets and has provided no valuation allowance for deferred tax assets during 2002, 2001 and 2000.

8. Cash flows

Supplemental disclosures of cash flow information

Cash paid during 2002, 2001 and 2000 for interest (net of AFUDC-Debt) and income taxes was as follows:

	December 31,
	2002	2001	2000
	(in thousands)
Interest	$45,230	$43,519	$44,020

Income taxes	$47,530	$38,392	$56,875

Supplemental disclosures of noncash activities

The allowance for equity funds used during construction, which was charged primarily to construction in progress, amounted to $4.0 million, $4.2 million and $5.4 million in 2002, 2001 and 2000, respectively.

The estimated fair value of noncash contributions in aid of construction amounted to $4.4 million, $2.4 million and $6.6 million in 2002, 2001 and 2000, respectively.

In 2002, HECO assigned accounts receivable totaling $10.5 million to a creditor, without recourse, in full settlement of HECO’s $10.5 million notes payable to the creditor.

9. Major customers

HECO and its subsidiaries derived approximately 9% of their operating revenues from the sale of electricity to various federal government agencies in 2002 and 10% in 2001 and 2000. These revenues amounted to $119 million in 2002, $127 million in 2001 and $123 million in 2000.

10. Retirement benefits

Pensions

Substantially all of the employees of the Company participate in the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries (Plan). The Plan is a qualified, non-contributory defined benefit pension plan with the benefits for union employees determined in accordance with the terms of the collective bargaining agreements between the Company and their respective unions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). In addition, some current and former executives and directors of the Company participate in noncontributory, nonqualified plans (collectively, Supplemental/Excess/Directors Plans). In general, benefits are based on the employees’ years of service and compensation.

The Plan and the Supplemental/Excess/Directors Plans were adopted with the expectation that they will continue indefinitely, but the continuation of these plans and the payment of any contribution thereunder is not assumed as a contractual obligation by the participating employers. Each participating employer reserves the right to terminate its participation in the applicable plan at any time, and HEI reserves the right to terminate its respective plan at any time. If a participating employer terminated its participation in the Plan, the interest of each affected participant would become 100% vested to the extent funded. Upon the termination of the Plan, assets would be distributed to affected participants in accordance with the applicable allocation provisions of ERISA and any excess assets that exist would be paid to the Participating Employers. Participants’ benefits are covered up to certain limits under insurance provided by the Pension Benefit Guaranty Corporation (PBGC).

The Participating Employers contribute amounts to a master pension trust (Trust) for the Plan in accordance with the funding requirements of ERISA and considering the deductibility of contributions under the Internal Revenue Code (Code). The funding of the Plan is based on actuarial assumptions adopted by the Pension Investment Committee administering the Plan on the advice of an enrolled actuary.

To determine pension costs for the Company under the Plan and the supplemental/Excess/Directors Plans, it is necessary to make complex calculations and estimates based on numerous assumptions, including the weighted-average assumptions identified below.

Postretirement benefits other than pensions

The Company provides eligible employees health and life insurance benefits upon retirement under the Postretirement Welfare Benefits Plan for Employees of Hawaiian Electric Company, Inc. and Participating Employers. The amount of health benefits is based on retirees’ years of service and retirement date. Generally, employees are eligible for these benefits if, upon retirement, they participate in the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries.

The postretirement benefits plan was adopted with the expectation that it will continue indefinitely, but the continuation of the plan and the payment of any contribution thereunder is not assumed as a contractual obligation by the participating employers. Each participating employer reserves the right to terminate its participation in the postretirement benefits plan at any time.

Pension and other postretirement benefit plans information

The changes in the pension and other postretirement benefit defined benefit plans’ obligations and plan assets, the funded status of the plans and the unrecognized and recognized amounts reflected in the balance sheet were as follows:

	Pension benefits		Other benefits
	2002	2001	2002	2001
	(in thousands)
Benefit obligation, January 1	$591,036	$552,030	$143,055	$122,161
Service cost	16,965	16,317	3,028	2,951
Interest cost	41,891	40,073	9,920	9,128
Amendments	—	(217)	—	—
Actuarial loss	46,578	15,170	6,004	15,344
Benefits paid	(34,181)	(32,337)	(6,369)	(6,529)

Benefit obligation, December 31	662,289	591,036	155,638	143,055

Fair value of plan assets, January 1	677,590	788,955	88,448	102,265
Actual loss on plan assets	(91,778)	(79,291)	(13,927)	(11,264)
Employer contribution	328	242	6,382	3,976
Benefits paid	(34,173)	(32,316)	(6,369)	(6,529)

Fair value of plan assets, December 31	551,967	677,590	74,534	88,448

Funded status	(110,322)	86,554	(81,104)	(54,607)
Unrecognized net actuarial loss (gain)	185,270	(32,930)	23,604	(6,915)
Unrecognized net transition obligation	960	3,223	32,642	35,907
Unrecognized prior service gain	(8,031)	(8,781)	—	—

Net amount recognized, December 31	$67,877	$48,066	$(24,858)	$(25,615)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$70,635	$50,817	$—	$—
Accrued benefit liability	(2,758)	(2,751)	(24,858)	(25,615)

Net amount recognized, December 31	$67,877	$48,066	$(24,858)	$(25,615)

The following weighted-average assumptions were used in the accounting for the plans:

	Pension benefits			Other benefits
	December 31,
	2002	2001	2000	2002	2001	2000
Discount rate	6.75%	7.25%	7.50%	6.75%	7.25%	7.50%
Expected return on plan assets	9.0	10.0	10.0	9.0	10.0	10.0
Rate of compensation increase	4.6	4.6	4.6	4.6	4.6	4.6

At December 31, 2002, the assumed health care trend rates for 2003 and future years were as follows: medical, 9.28%, grading down to 4.25%; dental, 4.25%; and vision, 3.25%. At December 31, 2001, the assumed health care trend rates for 2002 and future years were as follows: medical, 10.00%, grading down to 4.75%; dental, 4.75%; and vision, 3.75%.

The components of the net periodic benefit cost (return) were as follows:

	Pension benefits			Other benefits
	2002	2001	2000	2002	2001	2000
	(in thousands)
Service cost	$16,965	$16,317	$15,385	$3,028	$2,951	$2,737
Interest cost	41,891	40,073	38,526	9,920	9,128	8,742
Expected return on plan assets	(76,169)	(75,644)	(70,460)	(9,872)	(9,882)	(9,189)
Amortization of unrecognized transition obligation	2,263	2,273	2,273	3,264	3,264	3,264
Amortization of prior service gain	(750)	(750)	(703)	—	—	—
Recognized actuarial gain	(3,683)	(8,210)	(9,398)	(716)	(2,597)	(3,112)

Net periodic benefit cost (return)	$(19,483)	$(25,941)	$(24,377)	$5,624	$2,864	$2,442

Of the net periodic pension benefit costs (returns), the Company recorded income of approximately $14.3 million in 2002, $19.0 million in 2001 and $18.2 million in 2000, respectively, and credited the remaining amounts primarily to electric utility plant. Of the net periodic other benefit costs, the Company expensed $4.1 million, $2.1 million and $1.8 million in 2002, 2001 and 2000, respectively, and charged the remaining amounts primarily to electric utility plant.

At December 31, 2002 and 2001, the Company had pension plans in which the accumulated benefit obligations exceeded plan assets at fair value, but such plans did not have material benefit obligations.

The health care cost trend rate assumptions can have a significant effect on the amounts reported for other benefits. At December 31, 2002, a one-percentage-point increase in the assumed health care cost trend rates would have increased the total service and interest cost by $0.3 million and the postretirement benefit obligation by $3.7 million, and a one-percentage-point decrease would have reduced the total service and interest cost by $0.3 million and the postretirement benefit obligation by $4.4 million.

11. Commitments and contingencies

Fuel contracts

The Company has contractual agreements to purchase minimum quantities of fuel oil and diesel fuel through 2004 (at prices tied to the market prices of petroleum products in Singapore and Los Angeles). Based on the average price per barrel at January 1, 2003, the estimated cost of minimum purchases under the fuel supply contracts for 2003 is $329 million. The actual cost of purchases in 2003 could vary substantially from this estimate as a result of changes in market prices, quantities actually purchased and/or other factors. The Company purchased $317 million, $328 million and $359 million of fuel under contractual agreements in 2002, 2001 and 2000, respectively.

Power purchase agreements

At December 31, 2002, the Company had power purchase agreements for 534 MW of firm capacity. The PUC allows rate recovery for energy and firm capacity payments under these agreements. Assuming that each of the agreements remains in place for its current term and the minimum availability criteria in the power purchase agreements are met, aggregate minimum fixed capacity charges are expected to be approximately $123 million each in 2003 and 2004, $118 million each in 2005, 2006 and 2007 and a total of $1.6 billion in the period from 2008 through 2030.

In general, the Company bases its payments under the power purchase agreements upon available capacity and energy and is generally not required to make payments for capacity if the contracted capacity is not available, and payments are reduced, under certain conditions, if available capacity drops below contracted levels. In general, the payment rates for capacity have been predetermined for the terms of the agreements. Energy payments will vary over the terms of the agreements and the Company passes on changes in the fuel component of the energy charges to customers through the ECA clause in the rate schedules. The Company does not operate nor participate in the operation of any of the facilities that provide power under the agreements. Title to the facilities does not pass to the Company upon expiration of the agreements, and the agreements do not contain bargain purchase options for the facilities.

Interim increases

At December 31, 2002, HECO and its electric utility subsidiaries recognized $16.0 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, if and to the extent they exceed the amounts allowed in final orders.

HELCO power situation

In 1991, HELCO began planning to meet increased electric generation demand forecasted for 1994. HELCO’s plans were to install at its Keahole power plant two 20 MW combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56 MW (net) dual-train combined-cycle unit. In January 1994, the PUC approved expenditures for CT-4, which HELCO had planned to install in late 1994. In 1995, the PUC allowed HELCO to pursue construction of and commit expenditures for CT-5 and ST-7, but noted that such costs are not to be included in rate base until the project is installed and “is used and useful for utility purposes.” The PUC at that time also ordered HELCO to continue negotiating with independent power producers (IPPs), stating that the facility to be built should be the one that can be most expeditiously put into service at “allowable cost.”

The timing of the installation of HELCO’s phased units has been revised on several occasions due to delays in obtaining an amendment of a land use permit from the Hawaii Board of Land and Natural Resources (BLNR) and an air permit from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) for the Keahole power plant site. The delays are also attributable to lawsuits, claims and petitions filed by IPPs and other parties challenging these permits and objecting to the expansion, alleging among other things that (1) operation of the expanded Keahole site would not comply with land use regulations (including noise standards) and HELCO’s land patent; (2) HELCO cannot operate the plant within current air quality standards; (3) HELCO could alternatively purchase power from IPPs to meet increased electric generation demand; and (4) HELCO’s land use entitlement expired in April 1999 because it had not completed the project within a three-year construction period.

As a result of a September 19, 2002 decision by the Third Circuit Court of the State of Hawaii (Circuit Court), relating to an extension of a construction deadline and described below under “Land use permit amendment,” the construction of CT-4 and CT-5, which had commenced in April 2002 after HELCO had obtained a final air permit and the Circuit Court had lifted a stay on construction, has been suspended. HELCO has appealed this ruling to the Hawaii Supreme Court and is considering other options that may allow HELCO to complete the installation of CT-4 and CT-5 (including seeking a land use reclassification of the Keahole site from the State Land Use Commission). If none of these options is ultimately successful, or if other permitting issues or problems arise which HELCO cannot satisfactorily resolve, HELCO may be unable to complete the installation of CT-4 and CT-5.

The following is a detailed discussion of the existing Keahole situation, including a description of its potential financial statement implications under “Management’s evaluation; costs incurred.”

Land use permit amendment. The Circuit Court ruled in 1997 that because the BLNR had failed to render a valid decision on HELCO’s application to amend its land use permit before the statutory deadline in April 1996, HELCO was entitled to use its Keahole site for the expansion project (HELCO’s “default entitlement”). Final judgments of the Circuit Court related to this ruling are on appeal to the Hawaii Supreme Court, which in 1998 denied motions to stay the Circuit Court’s final judgment pending resolution of the appeal.

The Circuit Court’s final judgment provided that HELCO must comply with the conditions in its application and with the standard land use conditions insofar as those conditions were not inconsistent with HELCO’s default entitlement. There have been numerous proceedings before the Circuit Court and the BLNR in which certain parties (a) have sought determinations of what conditions apply to HELCO’s default entitlement, (b) have claimed that HELCO has not complied with applicable land use conditions and that its default entitlement should thus be forfeited, (c) have claimed that HELCO will not be able to operate the proposed plant without violating applicable land use conditions and provisions of Hawaii’s Air Pollution Control Act and Noise Pollution Act and (d) have sought orders enjoining any further construction at the Keahole site.

Although there has not been a final resolution of these claims, there have been several significant rulings relating to these claims, some of which may adversely affect HELCO’s ability to construct and efficiently operate CT-4 and CT-5. First, based on a change by the DOH in its interpretation of the noise rules it promulgated under the Hawaii Noise Pollution Act, the Circuit Court ruled that a stricter noise standard than the previously applied standard applies to HELCO’s plant, but left enforcement of the ruling to the DOH. HELCO filed a separate complaint for declaratory relief against the DOH seeking the invalidation of the noise rules on constitutional and other grounds. The Circuit Court denied HELCO’s motion for summary judgment, finding that the noise rules are constitutional on their face but specifically not ruling on the constitutionality of the rules as applied to Keahole. HELCO appealed the final judgment to the Hawaii Supreme Court in August 1999 and a decision on that appeal is pending. The DOH has been periodically monitoring noise levels at the site. If the DOH were to issue a notice of violation based on the stricter standards, HELCO may, among other things, assert that the noise regulations, as applied to it at Keahole, are unconstitutional. Meanwhile, while not waiving possible claims or defenses that it might have against the DOH, HELCO has installed noise mitigation measures on the existing units at Keahole and, should construction be allowed to continue, is planning to implement additional noise mitigation measures for both the existing units and for CT-4 and CT-5. The estimated cost for these additional noise mitigation measures

(for the existing units and CT-4 and CT-5) is $5 million, which would be capitalized. While the noise mitigation measures were being implemented, HELCO applied to the DOH and received approval for a noise permit through 2003, which has since been extended to July 2007.

Second, in September 2000, the Circuit Court orally ruled that, absent a legal or equitable extension properly authorized by the BLNR, the three-year construction period in the standard land use conditions of the Department of Land and Natural Resources of the State of Hawaii (DLNR) expired in April 1999. On November 9, 2000, the Circuit Court issued a written ruling to that effect. In December 2000, the Circuit Court granted a motion to stay further construction until extension of the construction deadline is obtained from the BLNR. After conducting a contested case hearing in September 2001, which resulted in the hearings officer recommending an extension be granted, the BLNR, by Order dated March 25, 2002, granted HELCO an extension of the construction deadline through December 31, 2003. The extension was subject to a number of conditions, including, but not limited to, HELCO (1) complying with all applicable laws and with all conditions applicable (a) to the default entitlement, including the 15 standard land use conditions (except where deviations are approved by the BLNR), and (b) to each Conservation District Use Permit (CDUP) and amendment previously awarded to HELCO for this site; (2) agreeing to indemnify and hold the State harmless from claims arising out of any act or omission of HELCO relating to the “permit”; (3) proceeding with construction in accordance with construction plans to be submitted to and signed by the chairperson of the BLNR; (4) obtaining approval of the DOH and the Board of Water Supply for any potable water supply or sanitation facilities; (5) complying with its representations relative to mitigation, as set forth in the accepted environmental impact statement; (6) minimizing or eliminating any interference, nuisance or harm which may be caused by this land use; (7) filing, within 90 days of the Order, an application for boundary amendment with the State Land Use Commission (LUC) to remove the site from the conservation district; and (8) complying with other terms and conditions as prescribed by the chairperson of the BLNR. The Order states that failure to comply with any of these conditions would render the “permit” void. The Order also states that “no further extensions will be provided.” In April 2002, based on this BLNR decision, the Circuit Court lifted the stay on construction in light of the BLNR’s Order, and construction activities on CT-4 and CT-5 then commenced.

Keahole Defense Coalition, Inc. (KDC) and two individuals appealed the BLNR’s March 25, 2002 Order to the Circuit Court, as did the Department of Hawaiian Home Lands. On September 19, 2002, the Circuit Court issued a letter to the parties indicating the Circuit Court’s decision to reverse the BLNR’s Order. The letter states that:

1.	The BLNR exceeded its statutory authority in granting the extension of the permit. The findings do not support any authority by statute or rule.
2.	The conclusions of law are erroneous.
3.	The BLNR’s action in denying Appellants’ motion to subpoena a material witness regarding a letter issued by the DLNR on January 30, 1998 to HELCO (addressing the applicability of the standard land use conditions and stating that the three-year deadline did not apply) violated Appellants’ constitutional rights to a fair hearing.
4.	The BLNR’s granting the extension is clearly erroneous in view of the BLNR’s Findings of Fact and Conclusions of Law.

The Circuit Court issued an Order to this effect on October 3, 2002.

On November 1, 2002, HELCO filed a notice of appeal of the October 3, 2002 Order (which appeal will be decided by the Hawaii Supreme Court or Hawaii Intermediate Court of Appeals). On November 15, 2002, HELCO also filed with the Hawaii Supreme Court a Motion for Stay Pending Disposition of Appeal and a Motion to Expedite Transmission of Record on Appeal. The Motion to Expedite was denied on December 10, 2002. The Motion for Stay was denied in early 2003. On November 25, 2002, KDC and two individuals filed with the Supreme Court a Motion to Dismiss this appeal on the basis that the case was moot, since HELCO no longer had a default entitlement because it allegedly violated the BLNR’s March 25, 2002 Order by withdrawing its application to the LUC for a boundary amendment. That motion was denied in early 2003. Accordingly, the Hawaii Supreme Court continues to assert jurisdiction over this appeal and briefs will be filed.

On November 1, 2002, HELCO filed with the Circuit Court a notice of appeal of the original November 9, 2000 ruling that the three-year deadline had expired in April 1999. In early 2003, the Supreme Court dismissed that appeal for lack of jurisdiction. The Supreme Court’s Order stated that HELCO’s appeal was not timely filed because it was not filed within 30 days of the Circuit Court’s November 9, 2000 Order, even though the Circuit Court ruled at the time that its Order could not yet be appealed.

In the meantime, construction activities on CT-4 and CT-5 have been suspended and steps have been taken to secure the site and protect equipment and personnel.

Third, in other pending litigation, at a hearing on May 8, 2002, the Circuit Court denied the following motions made by KDC and others: a motion for a stay while one of the appeals is pending; a motion for injunction to enjoin construction (based on the allegation that HELCO’s default entitlement is no longer valid); and a motion for preliminary injunction to enjoin construction until the Hawaii Supreme Court decides HELCO’s appeal of the DOH noise regulations and until HELCO demonstrates that the expanded plant can satisfy the noise standards established in 1999 by the Circuit Court. On June 10, 2002, the nonprevailing parties filed a notice of appeal to the Hawaii Supreme Court of the Circuit Court’s decision denying the motion for injunction. The parties have filed briefs in that case.

Air permit. In 1997, the DOH issued a final air permit for the Keahole expansion project. Nine appeals of the issuance of the permit were filed with the EPA’s Environmental Appeals Board (EAB). In November 1998, the EAB denied the appeals on most of the grounds stated, but directed the DOH to reopen the permit for limited purposes. The EPA and DOH required additional data collection, which was satisfactorily completed in April 2000. A final air permit was reissued by the DOH in July 2001. Six appeals were filed with the EAB, but those appeals were denied. On November 27, 2001, the final air permit became effective.

Land Use Commission petition. One of the conditions of the construction period extension granted by the BLNR (which the Circuit Court’s October 3, 2002 Order now has reversed) was that HELCO file an application for a boundary amendment with the LUC to remove the site from the conservation district. HELCO filed the application on June 21, 2002. A hearing before the LUC was held on September 12, 2002, at which public testimony was taken and memoranda were received regarding the jurisdiction of the LUC in dealing with the HELCO petition. In light of subsequent events, HELCO withdrew its petition on October 3, 2002. Under LUC rules, after such a voluntary withdrawal the applicant may submit another petition for the same property one year from the date of withdrawal. HELCO intends to submit a new petition for reclassification in the fourth quarter of 2003.

IPP Complaints. Three IPPs—Kawaihae Cogeneration Partners (KCP), Enserch Development Corporation (Enserch) and Hilo Coast Power Company (HCPC)—filed separate complaints with the PUC in 1993, 1994 and 1999, respectively, alleging that they are each entitled to a power purchase agreement (PPA) to provide HELCO with additional capacity. KCP and Enserch each claimed they would be a substitute for HELCO’s planned expansion of Keahole.

The Enserch and HCPC complaints have been resolved by HELCO’s entry into two PPAs, which were necessary to ensure reliable service to customers on the island of Hawaii, but, in the opinion of management, do not supplant the need for CT-4 and CT-5. HELCO can terminate the PPA with HCPC prior to its 2004 expiration date, for a fee.

In October 1999, the Circuit Court ruled that the lease for KCP’s proposed plant site was invalid. In January 2003, the PUC issued an order denying KCP’s July 1999 request to reopen KCP’s 1993 complaint docket and to enforce the Public Utility Regulatory Policies Act of 1978. Based on these rulings and for other reasons, management believes that KCP’s proposal for a PPA is not viable and, therefore, will not impact the need for CT-4 and CT-5.

Management’s evaluation; costs incurred. In addition to the appeal of the October 3, 2002 Circuit Court’s Order filed on November 1, 2002, HELCO is considering other options that may allow HELCO to complete the installation of CT-4 and CT-5, including seeking a land use reclassification of the Keahole site from the State Land Use Commission. At this time, the likelihood of success of any of these options cannot be ascertained. Even if the Circuit Court’s Order is ultimately overturned on appeal, however, construction is likely to be further significantly delayed, and the costs to complete construction may be significantly increased, due to the time that is likely to be required to resolve the legal proceedings. In the meantime, one concern of HELCO’s management is the condition and performance of certain aging generators on the HELCO system, which were intended to be retired or to be operated less frequently once CT-4 and CT-5 were installed, as well as the current operating status of various IPPs, which provide approximately 43% of HELCO’s generating capacity. Another concern is the possibility of power interruptions under exigent circumstances, including rolling blackouts, as IPPs and/or HELCO’s generating units become unavailable or less available (i.e., available at lower capacity) due to forced outages or planned maintenance. Such incidents occurred or were at risk of occurring on October 3, 2002 and November 8, 2002. As it has done on such occasions in the past, HELCO will endeavor to avert power interruptions, including rolling blackouts, in the future through a number of actions in addition to managing the generating units on its system, such as requesting customers to reduce demand during critical periods such as the peak evening hours. Under current system conditions, however, there can be no assurance that power interruptions will not occur.

The recovery of costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of December 31, 2002. However, if it becomes probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HELCO may be required to write off a material portion of the costs incurred in its efforts to put these units into service whether or not CT-4 and CT-5 are installed. As of December 31, 2002, HELCO’s costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units (excluding costs the PUC permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $82 million, including $32 million for equipment and material purchases, $30 million for planning, engineering, permitting, site development and other costs and $20 million for AFUDC. In addition to the $82 million in construction in progress, construction and/or purchase commitments related to CT-4 and CT-5 outstanding as of December 31, 2002 are estimated at approximately $0.6 million.

Although management believes it has acted prudently with respect to the Keahole project, effective December 1, 1998, HELCO discontinued the accrual of AFUDC on CT-4 and CT–5 due in part to the delays through that date and the potential for further delays. HELCO has also deferred plans for ST-7 to a date outside the near-term planning horizon. No costs for ST-7 are included in construction in progress.

Oahu transmission system

Oahu’s power sources are located primarily in West Oahu. The bulk of HECO’s system load is in the Honolulu/East Oahu area. HECO transmits bulk power to the Honolulu/East Oahu area over two major transmission corridors (Northern and Southern). HECO has for some time planned to construct a part underground/part overhead 138 kilovolt (kv) transmission line from the Kamoku substation to the Pukele substation in order to close the gap between the Southern and Northern corridors and provide a third 138 kv transmission line to the Pukele substation.

Construction of the Kamoku to Pukele transmission line in its proposed location required the BLNR to approve a CDUP for the overhead portion of the line that would have been in conservation district lands. Several community and environmental groups have opposed the project, particularly the overhead portion of the line.

In November 2000, the DLNR accepted a Revised Final Environmental Impact Statement (RFEIS) prepared in support of HECO’s application for a CDUP. In January 2001, three organizations and an individual filed a complaint against the DLNR and HECO challenging the DLNR’s acceptance of the RFEIS and seeking, among other things, a judicial declaration that the RFEIS is inadequate and null and void. HECO continues to contest the lawsuit.

The BLNR held a public hearing on the CDUP in March 2001, at which several groups requested a contested case hearing which was held in November 2001. The hearings officer submitted his report, findings of fact and conclusions of law and recommended that HECO’s request for the CDUP be denied. He concluded that HECO had failed to establish that there is a need that outweighs the transmission line’s adverse impacts on conservation district lands and that there are practical alternatives that could be pursued, including an all-underground route outside the conservation district lands. On June 28, 2002, the BLNR issued a ruling denying HECO’s request for the CDUP.

HECO continues to believe that the proposed project is needed. The project would address future potential transmission line overloads in the Northern and Southern corridors under certain contingencies (in which one of the three lines feeding power to the Koolau/Pukele area served by the Northern Corridor, or to the downtown Honolulu area served by the Southern Corridor, is out for maintenance, and a second line incurs an unexpected outage), and improves the reliability of the Pukele substation. The line overload contingencies could occur, given current load growth forecasts, in 2005 for the Northern Corridor, but not until 2013 or later in the Southern Corridor. The Pukele substation, at the end of the Northern corridor, serves approximately 18% of Oahu’s electrical load, including Waikiki. If one of the 138 kV transmission lines to the Pukele substation fails while the other is out for maintenance, a major system outage would result.

HECO is evaluating alternative ways to accomplish the project, and possible future actions to expedite PUC review of the alternatives (and the need for the project). Until this evaluation of alternatives is completed, an estimated project completion date cannot be determined.

As of December 31, 2002, the accumulated costs related to the Kamoku to Pukele transmission line amounted to $17 million, including $12 million for planning, engineering and permitting costs and $5 million for AFUDC. These costs are recorded in construction in progress. The recovery of costs relating to the Kamoku to Pukele transmission line is subject to the rate-making process administered by the PUC. Management believes no adjustment to project costs incurred is required as of December 31, 2002. However, if it becomes probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HECO may be required to write off a material portion or all of the project costs incurred in its efforts to put the Kamoku to Pukele transmission line into service whether or not the project is completed.

State of Hawaii, ex rel., Bruce R. Knapp, Qui Tam Plaintiff, and Beverly Perry, on behalf of herself and all others similarly situated, Class Plaintiff, vs. The AES Corporation, AES Hawaii, Inc., HECO, and HEI

On April 22 and 23, 2002, HECO and HEI, respectively, were served with a complaint filed in the Circuit Court for the First Circuit of Hawaii which alleges that the State of Hawaii and HECO’s other customers have been overcharged for electricity as a result of alleged excessive prices in the amended power purchase agreement (Amended PPA) between defendants HECO and AES Hawaii, Inc. (AES-HI). AES-HI is a subsidiary of The AES Corporation (AES), which guarantees certain obligations of AES-HI under the Amended PPA.

HECO entered into a PPA with AES Barbers Point, Inc. (now known as AES-HI) in March 1988, and the PPA was amended in August 1989. The AES-HI 180 MW coal-fired cogeneration plant, which became operational in September 1992, utilizes a “clean-coal” technology and is designed to sell sufficient steam to be a “Qualifying Facility” under the Public Utility Regulatory Policies Act of 1978. The Amended PPA, which has a 30-year term, was approved by the PUC in December 1989, following contested case hearings in October 1988, an initial Decision and Order in July 1989, an amendment of the PPA in August 1989, and further contested case hearings in November 1989. Intervenors included the state Consumer Advocate and the U.S. Department of Defense. The PUC proceedings addressed a number of issues, including whether the prices for capacity and energy in the Amended PPA were less than HECO’s long-term estimated avoided costs, whether HECO needed the capacity to be provided by AES-HI, and whether the terms and conditions of the Amended PPA were reasonable.

The Complaint alleges that HECO’s payments to AES-HI for power, based on the prices, terms and conditions in the PUC-approved Amended PPA, have been “excessive” by over $1 billion since September 1992, and that approval of the Amended PPA was wrongfully obtained from the PUC as a result of alleged misrepresentations and/or material omissions by the defendants, individually and/or in conspiracy, with respect to the estimated future costs of the Amended PPA versus the costs of hypothetical HECO-owned units. The Complaint included four claims for relief or causes of action: (1) violations of Hawaii’s Unfair and Deceptive Practices Act, (2) unjust enrichment/restitution, (3) fraud and (4) violation of Hawaii’s False Claim Act, otherwise known as qui tam claims (asserting that the State declined to take over the action). The Complaint sought treble damages, attorneys fees, rescission of the Amended PPA and punitive damages against HECO, HEI, AES-HI and AES.

On May 22, 2002, AES, with the consent of HECO and HEI, removed the case to the U.S. District Court for the District of Hawaii (District Court) on the ground that the action arises under and is completely preempted by the Public Utility Regulatory Policies Act of 1978. On June 12, 2002, HECO and HEI filed a motion to dismiss the complaint on the grounds that the plaintiffs’ claims either arose prior to enactment of the Hawaii False Claims Act, which does not have retroactive application, or are barred by the applicable statute of limitations. AES also filed a motion to dismiss, on the same and additional grounds.

Plaintiffs moved to remand the case to state court on June 21, 2002. On November 14, 2002, the District Court Judge remanded the case back to state court and denied plaintiffs’ request for attorneys’ fees and costs.

On December 20, 2002, HECO and HEI re-filed their motion to dismiss the complaint. AES joined in the motion. At a hearing on the motion in early 2003, the First Circuit Court ordered dismissal of the qui tam claims relating to actions prior to May 26, 2000, the effective date of the Hawaii False Claims Act, on the ground that the

Act did not have retroactive application. Subsequently, the First Circuit Court issued a minute order dismissing Plaintiffs’ claims for (1) violations of Hawaii’s Unfair and Deceptive Practices Act, (2) unjust enrichment/restitution and (3) fraud, which claims were purportedly brought as a class action, on the ground that all of these claims were barred by the applicable statutes of limitations.

As a result of the Circuit Court’s ruling, the only claim that appears to remain is under the Hawaii False Claims Act based on allegations that false bills or claims were submitted to the State after May 26, 2000. Under the False Claims Act, a defendant may be liable to a qui tam plaintiff for treble damages, plus civil penalties of a minimum of $5,000 for each false claim, plus attorneys’ fees and costs incurred in the action. The Plaintiffs appear to claim that each monthly bill submitted to each state agency and office on Oahu constitutes a separate false claim.

Management intends to vigorously defend the lawsuit.

Environmental regulation

In early 1995, the DOH initially advised HECO and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995 indicating that it had identified a number of parties, including HECO, who appear to be potentially responsible for the contamination and/or operated their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties (including HECO, Chevron Products Company, the State of Hawaii Department of Transportation Harbors Division and others) formed a Honolulu Harbor Work Group (Work Group). Effective January 30, 1998, the Work Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the potentially responsible parties and appropriate remedial actions.

In 1999, the Work Group submitted reports to the DOH presenting environmental conditions and recommendations for additional data gathering to allow for an assessment of the need for risk-based corrective action. The Work Group also engaged a consultant who identified 27 additional potentially responsible parties (PRPs) who were not members of the Work Group.

In response to the DOH’s request for technical assistance, the EPA became involved with the harbor investigation in June 2000. In November 2000, the DOH issued notices to over 20 other PRPs regarding the ongoing investigation in the Honolulu Harbor area. A new voluntary agreement and a joint defense agreement were signed by the parties in the Work Group and some of the new PRPs, including Phillips Petroleum. The group is now called the Iwilei District Participating Parties (Participating Parties). The Participating Parties agreed to fund remediation work using an interim cost allocation method.

In July 2001, the EPA issued a notice of interest (Initial NOI) under the Oil Pollution Act of 1990 to HECO and others regarding the Iwilei Unit of the Honolulu Harbor site. In the Initial NOI, the EPA stated that immediate subsurface investigation and assessment (also known as Rapid Assessment Work) must be conducted to delineate the extent of contamination at the site. The Participating Parties completed the Rapid Assessment Work, submitted a report to the EPA and DOH in January 2002, and developed a proposal for additional investigation (known as the Phase 2 Rapid Assessment Work), which the EPA and DOH approved. The Participating Parties substantially completed the Phase 2 Rapid Assessment Work in the third quarter of 2002 and are currently performing a data validation study of the data collected, after which they anticipate submitting a report to EPA and DOH in the second quarter of 2003.

In September 2001, the EPA and DOH concurrently issued notices of interest (collectively, the Second NOI) to the members of the Participating Parties, including HECO. The Second NOI identified several investigative and preliminary oil removal tasks to be taken at certain valve control facilities associated with historic pipelines in the Iwilei Unit of the Honolulu Harbor site. The Participating Parties performed the tasks identified in the Second NOI (the Phase I Pipeline Investigation) and developed a proposal for additional investigation (the Phase 2 Pipeline Investigation), which proposal the EPA and DOH approved. The Participating Parties have completed the Phase 2 Pipeline Investigation and anticipate submitting a report to the DOH and EPA in the first quarter of 2003. With the approval of the EPA and DOH, the Participating Parties also constructed a pilot Dual Phase Extraction System to remove petroleum liquids and vapors from the subsurface in a portion of the Iwilei District. Operation of the pilot extraction system began in October 2002. The pilot study supplements ongoing petroleum removal activities by the Participating Parties from wells and trenches installed as part of the investigation. The Participating Parties are currently updating the Conceptual Site Model for the Iwilei Unit, In addition, the Participating Parties plan to undertake a Feasibility Study during 2003 to identify and evaluate various remedial strategies to address petroleum products identified in the subsurface of the Iwilei District. Based on the Conceptual Site Model and the Feasibility Study, the Participating Parties will also recommend implementation of remedial strategies, where appropriate.

In October 2002, HECO and three other companies that currently have petroleum handling operations (the Operating Companies) in the Iwilei Unit entered into an agreement with the DOH to evaluate their facilities to determine whether they currently are releasing petroleum to the subsurface in the Iwilei Unit. HECO has previously investigated its facilities in the Iwilei Unit and routinely maintains them, and therefore believes that the Operating Companies evaluation will confirm that HECO’s current operations are not releasing petroleum in the Iwilei Unit.

Management has developed a preliminary estimate of costs for continuing investigative work, remedial activities and monitoring at the Iwilei Unit of the site. Management estimates that HECO will incur approximately $1.1 million (of which $0.2 million has been incurred through December 31, 2002) in connection with work to be performed at the site primarily from January 2002 through December 2004. This estimate was expensed in 2001. However, because (1) the full scope and extent of additional investigative work, remedial activities and monitoring are unknown at this time, (2) the final cost allocation method has not yet been determined and (3) management cannot estimate the costs to be incurred (if any) for the sites other than the Iwilei Unit (including its Honolulu power plant site), the cost estimate may be subject to significant change and additional material investigative and remedial costs may be incurred after December 2004.

Collective bargaining agreements

Approximately 62% of the employees of HECO, HELCO and MECO are represented by the International Brotherhood of Electrical Workers, AFL-CIO, Local 1260 (IBEW), and are covered by collective bargaining agreements, which expire at midnight on October 31, 2003. Should the IBEW not reach agreements with HECO, HELCO and MECO in a timely manner upon the expiration of the existing agreements, HECO and its subsidiaries’ results of operations could be adversely affected.

12. Regulatory restrictions on distributions to parent

At December 31, 2002, net assets (assets less liabilities and preferred stock) of approximately $452 million were not available for transfer to HEI in the form of dividends, loans or advances without regulatory approval.

13. Related-party transactions

HEI charged HECO and its subsidiaries $2.2 million, $2.0 million and $1.8 million for general management and administrative services in 2002, 2001 and 2000, respectively. The amounts charged by HEI to its subsidiaries are allocated primarily on the basis of actual labor hours expended in providing such services.

HEI also charged HECO $2.1 million, $2.2 million and $2.5 million for data processing services in 2002, 2001 and 2000, respectively.

HECO’s borrowings from HEI fluctuate during the year, and totaled $5.6 million and $48.3 million at December 31, 2002 and 2001, respectively. The interest charged on short-term borrowings from HEI is based on the rate HEI pays on its commercial paper, provided HEI’s commercial paper rating is equal to or better than HECO’s rating. If HEI’s commercial paper rating falls below HECO’s, interest is based on HECO’s short-term external borrowing rate, or quoted rates from the Wall Street Journal for 30-day dealer-placed commercial paper. Interest charged by HEI to HECO totaled $0.4 million, $1.2 million and $0.1 million in 2002, 2001 and 2000, respectively.

14. Significant group concentrations of credit risk

HECO and its utility subsidiaries are regulated operating electric public utilities engaged in the generation, purchase, transmission, distribution and sale of electricity on the islands of Oahu, Hawaii, Maui, Lanai and Molokai in the State of Hawaii. HECO and its utility subsidiaries provide the only electric public utility service on the islands they serve. HECO and its utility subsidiaries grant credit to customers, all of whom reside or conduct business in the State of Hawaii.

15. Fair value of financial instruments

The Company used the following methods and assumptions to estimate the fair value of each applicable class of financial instruments for which it is practicable to estimate that value:

Cash and equivalents and short-term borrowings

The carrying amount approximated fair value because of the short maturity of these instruments.

Long-term debt

Fair value was estimated based on quoted market prices for the same or similar issues of debt.

HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures

Fair value was based on quoted market prices.

The estimated fair values of the financial instruments held or issued by the Company were as follows:

	December 31,
	2002		2001
	Carrying Amount	Estimated fair value	Carrying amount	Estimated fair value
	(in thousands)
Financial assets:
Cash and equivalents	$1,726	$1,726	$1,858	$1,858
Financial liabilities:
Short-term borrowings from affiliate	5,600	5,600	48,297	48,297
Long-term debt, net, including amounts due within one year	705,270	735,694	685,269	665,849
HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures	100,000	100,120	100,000	100,400

Limitations

The Company makes fair value estimates at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result if the Company were to sell its entire holdings of a particular financial instrument at one time. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are provided for certain financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses could have a significant effect on fair value estimates and have not been considered.

16. Consolidating financial information (unaudited)

Consolidating balance sheet

	December 31, 2002
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions		HECO Consolidated
	(in thousands)
Assets
Utility plant, at cost
Land	$25,329	$2,982	$3,585	$—	$—	$—		$31,896
Plant and equipment	2,022,987	565,920	595,911	—	—	—		3,184,818
Less accumulated depreciation	(872,332)	(255,473)	(240,149)	—	—	—		(1,367,954)
Plant acquisition adjustment, net	—	—	302	—	—	—		302
Construction in progress	63,246	93,428	7,626	—	—	—		164,300

Net utility plant	1,239,230	406,857	367,275	—	—	—		2,013,362

Investment in wholly owned subsidiaries, at equity	355,869	—	—	—	—	(355,869	) [2]	—

Current assets
Cash and equivalents	9	4	1,713	—	—	—		1,726
Advances to affiliates	14,900	—	23,000	51,546	51,546	(140,992	) [1]	—
Customer accounts receivable, net	61,384	13,979	11,750	—	—	—		87,113
Accrued unbilled revenues, net	41,272	10,701	8,125	—	—	—		60,098
Other accounts receivable, net	2,582	411	462	—	—	(1,242	) [1]	2,213
Fuel oil stock, at average cost	25,701	3,446	6,502	—	—	—		35,649
Materials & supplies, at average cost	9,076	2,248	8,126	—	—	—		19,450
Prepayments and other	61,108	9,457	5,045	—	—	—		75,610

Total current assets	216,032	40,246	64,723	51,546	51,546	(142,234)		281,859

Other assets
Regulatory assets	74,946	16,557	14,065	—	—	—		105,568
Unamortized debt expense	8,952	1,915	2,487	—	—	—		13,354
Long-term receivables and other	15,540	3,406	3,297	—	—	—		22,243

Total other assets	99,438	21,878	19,849	—	—	—		141,165

	$1,910,569	$468,981	$451,847	$51,546	$51,546	$(498,103)		$2,436,386

Capitalization and liabilities
Capitalization
Common stock equity	$923,256	$171,404	$181,373	$1,546	$1,546	$(355,869	) [2]	$923,256
Cumulative preferred stock-not subject to mandatory redemption	22,293	7,000	5,000	—	—	—		34,293
HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO & HECO-guaranteed debentures	—	—	—	50,000	50,000	—		100,000
Long-term debt, net	495,689	140,993	171,680	—	—	(103,092	) [1]	705,270

Total capitalization	1,441,238	319,397	358,053	51,546	51,546	(458,961)		1,762,819

Current liabilities
Short-term borrowings-affiliate	28,600	14,900	—	—	—	(37,900	) [1]	5,600
Accounts payable	41,594	10,462	7,936	—	—	—		59,992
Interest and preferred dividends payable	7,537	1,598	2,435	—	—	(38	) [1]	11,532
Taxes accrued	48,274	14,898	15,961	—	—	—		79,133
Other	20,998	3,679	4,547	—	—	(1,204	) [1]	28,020

Total current liabilities	147,003	45,537	30,879	—	—	(39,142)		184,277

Deferred credits and other liabilities
Deferred income taxes	132,159	14,479	11,729	—	—	—		158,367
Unamortized tax credits	28,430	8,471	11,084	—	—	—		47,985
Other	23,441	26,809	14,594	—	—	—		64,844

Total deferred credits and other liabilities	184,030	49,759	37,407	—	—	—		271,196

Contributions in aid of construction	138,298	54,288	25,508	—	—	—		218,094

	$1,910,569	$468,981	$451,847	$51,546	$51,546	$(498,103)		$2,436,386

Consolidating balance sheet

	December 31, 2001
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions		HECO Consolidated
	(in thousands)
Assets
Utility plant, at cost
Land	$25,369	$2,752	$3,568	$—	$—	$—		$31,689
Plant and equipment	1,943,378	550,671	574,205	—	—	—		3,068,254
Less accumulated depreciation	(810,187)	(238,962)	(217,183)	—	—	—		(1,266,332)
Plant acquisition adjustment, net	—	—	354	—	—	—		354
Construction in progress	70,501	85,913	14,144	—	—	—		170,558

Net utility plant	1,229,061	400,374	375,088	—	—	—		2,004,523

Investment in wholly owned subsidiaries, at equity	341,186	—	—	—	—	(341,186)	[2]	—

Current assets
Cash and equivalents	9	1,282	567	—	—	—		1,858
Advances to affiliates	12,600	—	7,000	51,546	51,546	(122,692)	[1]	—
Customer accounts receivable, net	56,227	13,644	12,001	—	—	—		81,872
Accrued unbilled revenues, net	35,072	8,855	8,696	—	—	—		52,623
Other accounts receivable, net	2,537	497	352	—	—	(734)	[1]	2,652
Fuel oil stock, at average cost	15,840	3,007	5,593	—	—	—		24,440
Materials & supplies, at average cost	9,168	1,982	8,552	—	—	—		19,702
Prepayments and other	43,326	7,028	3,390	—	—	—		53,744

Total current assets	174,779	36,295	46,151	51,546	51,546	(123,426)		236,891

Other assets
Regulatory assets	76,153	18,376	16,847	—	—	—		111,376
Unamortized debt expense	7,756	2,040	2,647	—	—	—		12,443
Long-term receivables and other	17,119	3,880	3,506	—	—	—		24,505

Total other assets	101,028	24,296	23,000	—	—	—		148,324

	$1,846,054	$460,965	$444,239	$51,546	$51,546	$(464,612)		$2,389,738

Capitalization and liabilities
Capitalization
Common stock equity	$877,154	$165,655	$172,439	$1,546	$1,546	$(341,186)	[2]	$877,154
Cumulative preferred stock–not subject to mandatory redemption	22,293	7,000	5,000	—	—	—		34,293
HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO & HECO-guaranteed debentures	—	—	—	50,000	50,000	—		100,000
Long-term debt, net	461,173	140,962	171,631	—	—	(103,092)	[1]	670,674

Total capitalization	1,360,620	313,617	349,070	51,546	51,546	(444,278)		1,682,121

Current liabilities
Long-term debt due within one year	9,595	5,000	—	—	—	—		14,595
Short-term borrowings-affiliate	55,297	12,600	—	—	—	(19,600)	[1]	48,297
Accounts payable	34,860	10,108	8,998	—	—	—		53,966
Interest and preferred dividends payable	7,664	1,698	2,433	—	—	(30)	[1]	11,765
Taxes accrued	52,216	15,841	18,001	—	—	—		86,058
Other	23,712	2,852	3,939	—	—	(704)	[1]	29,799

Total current liabilities	183,344	48,099	33,371	—	—	(20,334)		244,480

Deferred credits and other liabilities
Deferred income taxes	123,097	11,984	10,527	—	—	—		145,608
Unamortized tax credits	28,538	8,644	11,330	—	—	—		48,512
Other	15,557	25,309	14,594	—	—	—		55,460

Total deferred credits and other liabilities	167,192	45,937	36,451	—	—	—		249,580

Contributions in aid of construction	134,898	53,312	25,347	—	—	—		213,557

	$1,846,054	$460,965	$444,239	$51,546	$51,546	$(464,612)		$2,389,738

Consolidating statement of income

	Year ended December 31, 2002
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions		HECO Consolidated
	(in thousands)
Operating revenues	$868,383	$192,209	$192,337	$—	$—	$—		$1,252,929

Operating expenses
Fuel oil	214,067	31,333	65,195	—	—	—		310,595
Purchased power	261,000	58,058	7,397	—	—	—		326,455
Other operation	83,190	21,697	27,023	—	—	—		131,910
Maintenance	41,411	13,437	11,693	—	—	—		66,541
Depreciation	63,613	19,548	22,263	—	—	—		105,424
Taxes, other than income taxes	83,089	18,424	18,605	—	—	—		120,118
Income taxes	37,380	7,899	11,450	—	—	—		56,729

	783,750	170,396	163,626	—	—	—		1,117,772

Operating income	84,633	21,813	28,711	—	—	—		135,157

Other income
Allowance for equity funds used during construction	3,514	217	223	—	—	—		3,954
Equity in earnings of subsidiaries	30,782	—	—	—	—	(30,782)	[2]	—
Other, net	3,172	342	84	4,149	3,763	(8,369)	[1]	3,141

	37,468	559	307	4,149	3,763	(39,151)		7,095

Income before interest and other charges	122,101	22,372	29,018	4,149	3,763	(39,151)		142,252

Interest and other charges
Interest on long-term debt	24,633	7,269	8,818	—	—	—		40,720
Amortization of net bond premium and expense	1,290	321	403	—	—	—		2,014
Other interest charges	6,535	1,922	1,410	—	—	(8,369)	[1]	1,498
Allowance for borrowed funds used during construction	(1,642)	(118)	(95)	—	—	—		(1,855)
Preferred stock dividends of subsidiaries	—	—	—	—	—	915	[3]	915
Preferred securities distributions of trust subsidiaries	—	—	—	—	—	7,675	[3]	7,675

	30,816	9,394	10,536	—	—	221		50,967

Income before preferred stock dividends of HECO	91,285	12,978	18,482	4,149	3,763	(39,372)		91,285
Preferred stock dividends of HECO	1,080	534	381	4,025	3,650	(8,590)	[3]	1,080

Net income for common stock	$90,205	$12,444	$18,101	$124	$113	$(30,782)		$90,205

Consolidating statement of retained earnings

	Year ended December 31, 2002
(in thousands)	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions		HECO Consolidated
Retained earnings, beginning of period	$495,961	$65,690	$78,182	$—	$—	$(143,872)	[2]	$495,961
Net income for common stock	90,205	12,444	18,101	124	113	(30,782)	[2]	90,205
Common stock dividends	(44,143)	(6,720)	(9,191)	(124)	(113)	16,148	[2]	(44,143)

Retained earnings, end of period	$542,023	$71,414	$87,092	$—	$—	$(158,506)		$542,023

Consolidating statement of income

	Year ended December 31, 2001
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions			HECO Consolidated
	(in thousands)
Operating revenues	$885,244	$193,876	$205,192	$—	$—	$—			$1,284,312
Operating expenses
Fuel oil	237,394	28,079	81,255	—	—	—			346,728
Purchased power	263,502	69,023	5,319	—	—	—			337,844
Other operation	80,825	19,181	25,559	—	—	—			125,565
Maintenance	39,258	9,444	13,099	—	—	—			61,801
Depreciation	60,799	18,522	21,393	—	—	—			100,714
Taxes, other than income taxes	83,310	18,315	19,269	—	—	—			120,894
Income taxes	35,774	8,362	11,298	—	—	—			55,434

	800,862	170,926	177,192	—	—	—			1,148,980

Operating income	84,382	22,950	28,000	—	—	—			135,332

Other income
Allowance for equity funds used during construction	3,506	286	447	—	—	—			4,239
Equity in earnings of subsidiaries	31,097	—	—	—	—	(31,097)	[2	]	—
Other, net	3,447	486	210	4,149	3,763	(8,858)	[1	]	3,197

	38,050	772	657	4,149	3,763	(39,955)			7,436

Income before interest and other charges	122,432	23,722	28,657	4,149	3,763	(39,955)			142,768

Interest and other charges
Interest on long-term debt	23,850	7,628	8,818	—	—	—			40,296
Amortization of net bond premium and expense	1,310	346	407	—	—	—			2,063
Other interest charges	9,775	2,411	1,369	—	—	(8,858)	[1	]	4,697
Allowance for borrowed funds used during construction	(1,883)	(174)	(201)	—	—	—			(2,258)
Preferred stock dividends of subsidiaries	—	—	—	—	—	915	[3	]	915
Preferred securities distributions of trust subsidiaries	—	—	—	—	—	7,675	[3	]	7,675

	33,052	10,211	10,393	—	—	(268)			53,388

Income before preferred stock dividends of HECO	89,380	13,511	18,264	4,149	3,763	(39,687)			89,380
Preferred stock dividends of HECO	1,080	534	381	4,025	3,650	(8,590)	[3	]	1,080

Net income for common stock	$88,300	$12,977	$17,883	$124	$113	$(31,097)			$88,300

Consolidating statement of retained earnings

	Year ended December 31, 2001
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions			HECO Consolidated
	(in thousands)
Retained earnings, beginning of period	$443,970	$62,962	$73,586	$—	$—	$(136,548)	[2	]	$443,970
Net income for common stock	88,300	12,977	17,883	124	113	(31,097)	[2	]	88,300
Common stock dividends	(36,309)	(10,249)	(13,287)	(124)	(113)	23,773	[2	]	(36,309)

Retained earnings, end of period	$495,961	$65,690	$78,182	$—	$—	$(143,872)			$495,961

Consolidating statement of income

	Year ended December 31, 2000
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions			HECO Consolidated
	(in thousands)
Operating revenues	$883,414	$192,918	$194,303	$—	$—	$—			$1,270,635

Operating expenses
Fuel oil	236,298	49,439	77,168	—	—	—			362,905
Purchased power	262,764	41,668	6,775	—	—	—			311,207
Other operation	82,743	20,335	20,701	—	—	—			123,779
Maintenance	43,504	9,328	13,237	—	—	—			66,069
Depreciation	59,608	19,341	19,568	—	—	—			98,517
Taxes, other than income taxes	83,169	18,222	18,393	—	—	—			119,784
Income taxes	34,256	9,480	11,477	—	—	—			55,213

	802,342	167,813	167,319	—	—	—			1,137,474

Operating income	81,072	25,105	26,984	—	—	—			133,161

Other income
Allowance for equity funds used during construction	4,245	232	903	—	—	—			5,380
Equity in earnings of subsidiaries	32,985	—	—	—	—	(32,985)	[2	]	—
Other, net	4,810	736	958	4,149	3,763	(9,861)	[1	]	4,555

	42,040	968	1,861	4,149	3,763	(42,846)			9,935

Income before interest and other charges	123,112	26,073	28,845	4,149	3,763	(42,846)			143,096

Interest and other charges
Interest on long-term debt	23,369	7,621	9,144	—	—	—			40,134
Amortization of net bond premium and expense	1,262	315	361	—	—	—			1,938
Other interest charges	12,459	3,007	1,385	—	—	(9,861)	[1	]	6,990
Allowance for borrowed funds used during construction	(2,344)	(139)	(439)	—	—	—			(2,922)
Preferred stock dividends of subsidiaries	—	—	—	—	—	915	[3	]	915
Preferred securities distributions of trust subsidiaries	—	—	—	—	—	7,675	[3	]	7,675

	34,746	10,804	10,451	—	—	(1,271)			54,730

Income before preferred stock dividends of HECO	88,366	15,269	18,394	4,149	3,763	(41,575)			88,366
Preferred stock dividends of HECO	1,080	534	381	4,025	3,650	(8,590)	[3	]	1,080

Net income for common stock	$87,286	$14,735	$18,013	$124	$113	$(32,985)			$87,286

Consolidating statement of retained earnings

	Year ended December 31, 2000
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions			HECO Consolidated
	(in thousands)
Retained earnings, beginning of period	$425,206	$59,806	$69,633	$—	$—	$(129,439)	[2	]	$425,206
Net income for common stock	87,286	14,735	18,013	124	113	(32,985)	[2	]	87,286
Common stock dividends	(68,522)	(11,579)	(14,060)	(124)	(113)	25,876	[2	]	(68,522)

Retained earnings, end of period	$443,970	$62,962	$73,586	$—	$—	$(136,548)			$443,970

Consolidating statement of cash flows

	Year ended December 31, 2002
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions		HECO Consolidated
(in thousands)
Cash flows from operating activities:
Income before preferred stock dividends of HECO	$91,285	$12,978	$18,482	$4,149	$3,763	$(39,372)	[2]	$91,285
Adjustments to reconcile income before preferred stock dividends of HECO to net cash provided by operating activities:
Equity in earnings	(30,782)	—	—		—	30,782	[2]	—
Common stock dividends received from subsidiaries	16,148	—	—	—	—	(16,148)	[2]	—
Depreciation of property, plant and equipment	63,613	19,548	22,263	—	—	—		105,424
Other amortization	3,949	1,873	5,554	—	—	—		11,376
Deferred income taxes	9,118	2,495	1,205	—	—	—		12,818
Tax credits, net	953	61	17	—	—	—		1,031
Allowance for equity funds used during construction	(3,514)	(217)	(223)	—	—	—		(3,954)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(5,202)	(249)	141	—	—	508	[1]	(4,802)
Decrease (increase) in accrued unbilled revenues	(6,200)	(1,846)	571	—	—	—		(7,475)
Increase in fuel oil stock	(9,861)	(439)	(909)	—	—	—		(11,209)
Decrease (increase) in materials and supplies	92	(266)	426	—	—	—		252
Decrease (increase) in regulatory assets	112	418	(2,411)	—	—	—		(1,881)
Increase (decrease) in accounts payable	6,734	354	(1,062)	—	—	—		6,026
Decrease in taxes accrued	(3,942)	(943)	(2,040)	—	—	—		(6,925)
Changes in other assets and liabilities	(25,264)	(1,220)	(1,072)	—	—	7,167	[2]	(20,389)

Net cash provided by operating activities	107,239	32,547	40,942	4,149	3,763	(17,063)		171,577

Cash flows from investing activities:
Capital expenditures	(71,316)	(27,541)	(15,701)	—	—	—		(114,558)
Contributions in aid of construction	6,042	3,518	1,482	—	—	—		11,042
Advances to affiliates	(2,300)	—	(16,000)	—	—	18,300	[1]	—
Other	56	—	—	—	—	—		56

Net cash used in investing activities	(67,518)	(24,023)	(30,219)	—	—	18,300		(103,460)

Cash flows from financing activities:
Common stock dividends	(44,143)	(6,720)	(9,191)	(124)	(113)	16,148	[2]	(44,143)
Preferred stock dividends	(1,080)	(534)	(381)	—	—	915	[2]	(1,080)
Preferred securities distributions of trust subsidiaries	—	—	—	(4,025)	(3,650)	—		(7,675)
Proceeds from issuance of long-term debt	35,275	—	—	—	—	—		35,275
Repayment of long-term debt	—	(5,000)	—	—	—	—		(5,000)
Net increase (decrease) in short-term borrowings from nonaffiliates and affiliate with original maturities of three months or less	(26,697)	2,300	—	—	—	(18,300)	[1]	(42,697)
Other	(3,076)	152	(5)	—	—	—		(2,929)

Net cash used in financing activities	(39,721)	(9,802)	(9,577)	(4,149)	(3,763)	(1,237)		(68,249)

Net increase (decrease) in cash and equivalents	—	(1,278)	1,146	—	—	—		(132)
Cash and equivalents, beginning of period	9	1,282	567	—	—	—		1,858

Cash and equivalents, end of period	$9	$4	$1,713	$—	$—	$—		$1,726

Consolidating statement of cash flows

	Year ended December 31, 2001
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions		HECO Consolidated
	(in thousands)
Cash flows from operating activities:
Income before preferred stock dividends of HECO	$89,380	$13,511	$18,264	$4,149	$3,763	$(39,687)	[2]	$89,380
Adjustments to reconcile income before preferred stock dividends of HECO to net cash provided by operating activities:
Equity in earnings	(31,097)	—	—	—	—	31,097	[2]	—
Common stock dividends received from subsidiaries	23,773	—	—	—	—	(23,773)	[2]	—
Depreciation of property, plant and equipment	60,799	18,522	21,393	—	—	—		100,714
Other amortization	5,157	2,054	5,529	—	—	—		12,740
Deferred income taxes	6,471	1,448	638	—	—	—		8,557
Tax credits, net	1,429	(95)	1,142	—	—	—		2,476
Allowance for equity funds used during construction	(3,506)	(286)	(447)	—	—	—		(4,239)
Changes in assets and liabilities:
Decrease in accounts receivable	6,031	1,801	918	—	—	698	[1]	9,448
Decrease in accrued unbilled revenues	9,376	1,289	732	—	—	—		11,397
Decrease in fuel oil stock	8,336	432	3,916	—	—	—		12,684
Decrease (increase) in materials and supplies	(2,210)	383	(1,088)	—	—	—		(2,915)
Increase in regulatory assets	(1,212)	(255)	(2,569)	—	—	—		(4,036)
Decrease in accounts payable	(16,389)	(38)	(1,305)	—	—	—		(17,732)
Increase in taxes accrued	6,122	269	1,481	—	—	—		7,872
Changes in other assets and liabilities	(29,548)	(2,373)	(2,653)	—	—	6,977	[2]	(27,597)

Net cash provided by operating activities	132,912	36,662	45,951	4,149	3,763	(24,688)		198,749

Cash flows from investing activities:
Capital expenditures	(69,353)	(20,503)	(25,684)	—	—	—		(115,540)
Contributions in aid of construction	4,343	4,279	2,336	—	—	—		10,958
Advances to affiliates	9,200	—	(7,000)	—	—	(2,200)	[1]	—

Net cash used in investing activities	(55,810)	(16,224)	(30,348)	—	—	(2,200)		(104,582)

Cash flows from financing activities:
Common stock dividends	(36,309)	(10,249)	(13,287)	(124)	(113)	23,773	[2]	(36,309)
Preferred stock dividends	(1,080)	(534)	(381)	—	—	915	[2]	(1,080)
Preferred securities distributions of trust subsidiaries	—	—	—	(4,025)	(3,650)	—		(7,675)
Proceeds from issuance of long-term debt	17,336	—	—	—	—	—		17,336
Net decrease in short-term borrowings from nonaffiliates and affiliate with original maturities of three months or less	(54,869)	(7,700)	(1,500)	—	—	2,200	[1]	(61,869)
Repayment of other short-term borrowings	(3,000)	—	—	—	—	—		(3,000)
Other	(569)	(677)	—	—	—	—		(1,246)

Net cash used in financing activities	(78,491)	(19,160)	(15,168)	(4,149)	(3,763)	26,888		(93,843)

Net increase (decrease) in cash and equivalents	(1,389)	1,278	435	—	—	—		324
Cash and equivalents, beginning of period	1,398	4	132	—	—	—		1,534

Cash and equivalents, end of period	$9	$1,282	$567	$—	$—	$—		$1,858

Consolidating statement of cash flows

	Year ended December 31, 2000
	HECO	HELCO	MECO	HECO Capital Trust I	HECO Capital Trust II	Reclassi- fications and Elimina- tions		HECO Consolidated
(in thousands)
Cash flows from operating activities:
Income before preferred stock dividends of HECO	$88,366	$15,269	$18,394	$4,149	$3,763	$(41,575)[2]		$88,366
Adjustments to reconcile income before preferred stock dividends of HECO to net cash provided by operating activities:
Equity in earnings	(32,985)	—	—	—	—	32,985	[2]	—
Common stock dividends received from subsidiaries	25,876	—	—	—	—	(25,876)[2]		—
Depreciation of property, plant and equipment	59,608	19,341	19,568	—	—	—		98,517
Other amortization	4,835	1,335	2,638	—	—	—		8,808
Deferred income taxes	5,297	122	542	—	—	—		5,961
Tax credits, net	997	(28)	13					982
Allowance for equity funds used during construction	(4,245)	(232)	(903)	—	—	—		(5,380)
Changes in assets and liabilities:
Increase in accounts receivable	(17,865)	(2,867)	(3,128)	—	—	828	[1]	(23,032)
Increase in accrued unbilled revenues	(6,994)	(1,220)	(1,976)	—	—	—		(10,190)
Decrease (increase) in fuel oil stock	262	171	(2,603)	—	—	—		(2,170)
Decrease in materials and supplies	2,138	830	291	—	—	—		3,259
Increase in regulatory assets	(2,595)	(696)	(2,457)	—	—	—		(5,748)
Increase in accounts payable	14,591	3,169	1,822	—	—	—		19,582
Increase in taxes accrued	8,218	2,367	1,066	—	—	—		11,651
Changes in other assets and liabilities	(25,528)	79	(2,558)	—	—	6,847	[2]	(21,160)

Net cash provided by operating activities	119,976	37,640	30,709	4,149	3,763	(26,791)		169,446

Cash flows from investing activities:
Capital expenditures	(78,786)	(22,791)	(28,512)	—	—	—		(130,089)
Contributions in aid of construction	3,773	3,289	1,422	—	—	—		8,484
Advances to affiliates	4,400	—	8,400	—	—	(12,800)[1]		—
Payments on notes receivable	—	138	—	—	—	—		138

Net cash used in investing activities	(70,613)	(19,364)	(18,690)	—	—	(12,800)		(121,467)

Cash flows from financing activities:
Common stock dividends	(68,522)	(11,579)	(14,060)	(124)	(113)	25,876	[2]	(68,522)
Preferred stock dividends	(1,080)	(534)	(381)	—	—	915	[2]	(1,080)
Preferred securities distributions of trust subsidiaries	—	—	—	(4,025)	(3,650)	—		(7,675)
Proceeds from issuance of long-term debt	67,081	91	20,335	—	—	—		87,507
Repayment of long-term debt	(46,000)	—	(20,000)	—	—	—		(66,000)
Net increase (decrease) in short-term borrowings from nonaffiliates and affiliate with original maturities of three months or less	(5,247)	(5,900)	1,500	—	—	12,800	[1]	3,153
Proceeds from other short-term borrowings	57,499	—	—	—	—	—		57,499
Repayment of other short-term borrowings	(55,682)	—	—	—	—	—		(55,682)
Other	2,947	(548)	(10)	—	—	—		2,389

Net cash used in financing activities	(49,004)	(18,470)	(12,616)	(4,149)	(3,763)	39,591		(48,411)

Net increase (decrease) in cash and equivalents	359	(194)	(597)	—	—	—		(432)
Cash and equivalents, beginning of period	1,039	198	729	—	—	—		1,966

Cash and equivalents, end of period	$1,398	$4	$132	$—	$—	$—		$1,534

Explanation of reclassifications and eliminations on consolidating schedules

[1]	Eliminations of intercompany receivables and payables and other intercompany transactions.

[2]	Elimination of investment in subsidiaries, carried at equity.

[3]	Reclassification of preferred stock dividends of Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and of preferred securities distributions of HECO Capital Trust I and HECO Capital Trust II for financial statement presentation.

HECO has not provided separate financial statements and other disclosures concerning HELCO and MECO because management has concluded that such financial statements and other information are not material to holders of the 1997 and 1998 junior deferrable debentures issued by HELCO and MECO to HECO Capital Trust I and HECO Capital Trust II, which debentures have been fully and unconditionally guaranteed by HECO.

17. Consolidated quarterly financial information (unaudited)

Selected quarterly consolidated financial information of the Company for 2002 and 2001 follows:

	Quarters ended
	2002
	March 31	June 30	Sept. 30	Dec. 31	Year ended Dec. 31
	(in thousands)
Operating revenues	$277,333	$306,616	$332,453	$336,527	$1,252,929
Operating income	31,921	35,082	36,512	31,642	135,157
Net income for common stock	20,359	23,850	25,610	20,386	90,205

	Quarters ended
	2001
	March 31	June 30	Sept. 30	Dec. 31	Year ended Dec. 31
	(in thousands)
Operating revenues	$317,293	$312,455	$340,231	$314,333	$1,284,312
Operating income	33,457	34,627	37,526	29,722	135,332
Net income for common stock	21,425	22,716	25,695	18,464	88,300

Note: HEI owns all of HECO’s common stock, therefore, per share data is not meaningful.

Directors and Executive Officers

HAWAIIAN ELECTRIC COMPANY, INC.

DIRECTORS
Robert F. Clarke, 60, 1990	James K. Scott, 51, 1999
T. Michael May, 56, 1995	Anne M. Takabuki, 46, 1997 [1]
Shirley J. Daniel, 49, 2002 [1]	Barry K. Taniguchi, 55, 2001 [1]
Diane J. Plotts, 67, 1991 [1]	Jeffrey N. Watanabe, 60, 1999

[1] Audit committee member.
Note: Year indicates first year elected or appointed. All directors serve one year terms.

OFFICERS
Robert F. Clarke	Chris M. Shirai
Chairman of the Board	Vice President-Energy Delivery
T. Michael May	Thomas C. Simmons
President and Chief Executive Officer	Vice President-Power Supply
Robert A. Alm	Richard A. von Gnechten
Senior Vice President-Public Affairs	Financial Vice President
Thomas L. Joaquin	Patricia U. Wong
Senior Vice President-Operations	Vice President-Corporate Excellence
Karl E. Stahlkopf	Lorie Ann K. Nagata
Senior Vice President-Energy Solutions and Chief Technology Officer	Treasurer
William A. Bonnet	Ernest T. Shiraki
Vice President-Government & Community Affairs	Controller
Jackie Mahi Erickson	Molly M. Egged
Vice President-Customer Operations & General Counsel	Secretary
Charles M. Freedman
Vice President-Corporate Relations

HAWAII ELECTRIC LIGHT COMPANY, INC.

DIRECTORS	ADVISORY BOARD MEMBERS
T. Michael May	T. Michael May, Chairman
Robert F. Clarke	Carol R. Ignacio
Warren H. W. Lee	Warren H. W. Lee
Barry K. Taniguchi
Thomas P. Whittemore
Donald K. Yamada
OFFICERS
T. Michael May	Lorie Ann K. Nagata
Chairman of the Board	Treasurer
Warren H. W. Lee	Molly M. Egged
President	Secretary
Richard A. von Gnechten
Financial Vice President
William A. Bonnet
Vice President

MAUI ELECTRIC COMPANY, LIMITED

DIRECTORS	ADVISORY BOARD MEMBERS
T. Michael May	T. Michael May, Chairman
Robert F. Clarke	Gladys C. Baisa
Edward L. Reinhardt	B. Martin Luna
Boyd P. Mossman
Edward L. Reinhardt
Anne M. Takabuki
OFFICERS
T. Michael May	Lorie Ann K. Nagata
Chairman of the Board	Treasurer
Edward L. Reinhardt	Molly M. Egged
President	Secretary
Richard A. von Gnechten
Financial Vice President
William A. Bonnet
Vice President

Information provided as of February 12, 2003